Exhibit 2.1
Annex A
Execution Version
AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

by and among

TUATARA CAPITAL ACQUISITION CORPORATION,

HIGHJUMP MERGER SUB, INC.

and

SPRINGBIG, INC.

dated as of April 14, 2022

ANNEXES
Annex A – Form of Surviving Pubco Certificate of Incorporation
Annex B – Form of Surviving Pubco Bylaws
Annex C – Voting and Support Agreement
Annex D – Sponsor Letter Agreement
Annex E – Form of Amended and Restated Registration Rights Agreement
Annex F – Form of Certificate of Merger
Annex G – Incentive Equity Plan

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 14, 2022, is entered into by and among Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of Tuatara (“Merger Sub”) and SpringBig, Inc., a Delaware corporation (the “Company”). Tuatara, Merger Sub and the Company are referred to herein as the “Parties”.
RECITALS
WHEREAS, each of the parties hereto previously entered into, on November 8, 2021, the Agreement and Plan of Merger (the “Original Agreement”);
WHEREAS, each of the parties desires to, effective as of the date hereof, amend and restate the Original Agreement in its entirety as set forth herein;
WHEREAS, Tuatara is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Closing (as defined below), upon the terms and subject to the conditions of this Agreement, Tuatara will domesticate as a Delaware corporation (“Surviving Pubco”) in accordance with the DGCL (as defined below) and the Cayman Islands Companies Law (as defined below) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Tuatara will file a certificate of incorporation (the “Surviving Pubco Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached as Annex A hereto and adopt bylaws substantially in the form attached as Annex B hereto which provide, among other things, that Surviving Pubco will have one class of common stock, Surviving Pubco Common Stock (as defined below);
WHEREAS, following the Domestication but prior to the Effective Time, Sponsor (as defined below) will forfeit 1,000,000 shares (the “Sponsor Forfeiture”) of its Surviving Pubco Common Stock (as defined below) that the Sponsor would otherwise hold following the Domestication in accordance with Section 2.03(b) of this Agreement pursuant to the Sponsor Letter Agreement (as defined below);
WHEREAS, following the Sponsor Forfeiture but prior to the Effective Time, Tuatara shall issue the Non-Redemption Incentive Shares (as defined below);
WHEREAS, at least one day following the Domestication, upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation and continue its existence under the DGCL;
WHEREAS, the respective boards of directors of each of the Tuatara Parties (as defined herein) and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement (including, as applicable, the Domestication, the Merger and the issuance of Surviving Pubco Common Stock in connection with the Merger) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;
WHEREAS, prior to the Merger, Tuatara will provide an opportunity to its shareholders to have their issued and outstanding Tuatara Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of Tuatara, dated February 12, 2021, as the same may be amended from time to time (the “Tuatara Governing Document”), in connection with the transactions contemplated by this Agreement;
WHEREAS, (i) concurrently with the execution and delivery of the Original Agreement, certain of the Company Stockholders set forth on Section I of the Company Disclosure Schedule have entered into the Voting and Support Agreements with Tuatara (the “Voting and Support Agreements”) and (ii) concurrently with the execution and delivery of this Agreement, Tuatara has waived application of the lockup with respect to 15% of the aggregate Per Share Merger Consideration otherwise covered by each such Voting and Support Agreement, subject to the conditions and terms set forth in a waiver the Voting and Support Agreements with Tuatara (the “Voting and Support Agreement Waiver”);
WHEREAS, following the date that Tuatara receives, and notifies the Company of Tuatara’s receipt of, SEC approval and effectiveness of the Registration Statement or Proxy Statement, the Company will obtain the approval of this Agreement by the Company Stockholders in a form mutually agreeable to Tuatara and the Company (the “Company Stockholder Approval”), and deliver a copy of the Company Stockholder Approval to Tuatara;
WHEREAS, (i) concurrently with the execution and delivery of the Original Agreement, Tuatara and the Sponsor have entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”) and (ii) concurrently with the execution and delivery of this Agreement, Tuatara and the Sponsor have entered into an amendment to the Sponsor Letter Agreement (the “Sponsor Letter Agreement Amendment”);
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Tuatara will cause the Registration Rights Agreement, dated February 12, 2021, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement attached as Annex E hereto (the “Amended and Restated Registration Rights Agreement”);
WHEREAS, concurrently with the execution and delivery of the Original Agreement, the PIPE Investors (as defined below) and Tuatara have entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate of 1,310,000 shares of Surviving Pubco Common Stock at a price per share equal to $13,100,000 at the Closing immediately prior to the Effective Time, (the “PIPE Financing” and such aggregate amount, the “PIPE Financing Amount”); and
WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that (a) the Domestication shall qualify as a reorganization within the meaning of Section 368(a) of the Code, (b) the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and (c) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each of the Domestication and the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Tuatara Parties and the Company agree as follows:
ARTICLE 1
Certain Definitions
Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:
“Acquisition Transaction” has the meaning specified in Section 9.10(a).
“Action” means any claim, action, suit, investigation, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.
“Affiliate Transactions” has the meaning specified in Section 5.20(a).
“Agreement” has the meaning specified in the preamble hereto.
“Amended and Restated Registration Rights Agreement” has the meaning specified in the recitals hereto.
“Ancillary Agreements” means the Voting and Support Agreements, the Sponsor Letter Agreement, the Sponsor Escrow Agreement, the Amended and Restated Registration Rights Agreement, the Letters of Transmittal, the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws and the other agreements, instruments and documents expressly contemplated hereby.

“Announcement 8-K” has the meaning specified in Section 9.08.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, UK Bribery Act and all other applicable anti-corruption laws.
“Anti-Money Laundering Laws” has the meaning specified in Section 5.24(g).
“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Percentage” means, with respect to each Person at the time of any issuance of Company Contingent Shares pursuant to Section 4.04, the percentage equal to the quotient obtained by dividing (a) the aggregate amount of (1) Company Shares held by such Person immediately prior to the Effective Time (including those number of shares of Company Common Stock issuable with respect to Company Preferred Stock) and (2) Company Shares issuable pursuant to the Company Options held by such Person immediately prior to the Effective Time, if such Person is an Engaged Option Holder at the time of such issuance of Company Contingent Shares; by (b) the aggregate amount of (1) all Company Shares issued and outstanding immediately prior to the Effective Time (including those number of shares of Company Common Stock issuable with respect to Company Preferred Stock) and (2) all Company Shares issuable pursuant to the Company Options held immediately prior to the Effective Time by all Persons who remain Engaged Option Holders as of the date of such issuance of Company Contingent Shares.
“Appraisal Shares” has the meaning specified in Section 4.06(a).
“Approved Stock Exchange” means the Nasdaq Stock Market (“Nasdaq”) or any other national securities exchange that may be agreed upon by the Parties.
“Audited Financial Statements” has the meaning specified in Section 5.07(a).
“Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all Tuatara Share Redemptions), plus (ii) the net amount of proceeds actually received by Tuatara pursuant to the Equity Financing, plus (iii) the Cash and Cash Equivalents.
“Business Combination” has the meaning given to such term in the Tuatara Governing Document.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit of the Company and its Subsidiaries) of the Company and its Subsidiaries as of 12:01 a.m. on the Closing Date, in each case, calculated in accordance with the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Audited Financial Statements, and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of 12:01 a.m. on the Closing Date.
“Cayman Islands Companies Law” means the Companies Law (2020 Revision) of the Cayman Islands.
“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Law.
“Certificate of Merger” has the meaning specified in Section 3.01(a).
“Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) Sponsor and its respective Affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) (x) is or becomes the beneficial owner, directly or indirectly, of securities of the Surviving Pubco representing more than fifty percent (50%) of the combined voting power of the Surviving Pubco’s then outstanding voting securities or (y) has or acquires control of the Surviving Pubco Board, (b) a merger, consolidation, reorganization or similar business combination transaction involving the Surviving Pubco, and, immediately after the consummation of such transaction or series of transactions, either (x) the Surviving Pubco Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Surviving Pubco.
“Closing” has the meaning specified in Section 3.03.
“Closing Date” has the meaning specified in Section 3.03.
“Closing Press Release” has the meaning specified in Section 9.08.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 5.12(a).
“Company Board” means the board of managers of the Company.
“Company Common Stock” means common stock, par value $0.001 per share, of the Company.
“Company Contingent Shares” means up to an aggregate of 10,500,000 shares of Surviving Pubco Common Stock issuable to Company Stockholders in accordance with the terms set forth in Section 4.04.
“Company Cure Period” has the meaning specified in Section 11.01(b)(i).
“Company Designees” has the meaning specified in Section 9.06.
“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to Tuatara concurrently with the execution and delivery of this Agreement.
“Company Earnout Condition” has the meaning specified in Section 4.04(a).
“Company Equity Plan” means the Springbig, Inc. 2017 Equity Incentive Plan, as amended and restated.
“Company IT Systems” means computers, Software, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, the Company or any of its Subsidiaries.
“Company Option” means each outstanding and unexercised option to purchase shares of Company Common Stock, including those issued pursuant to the Company Equity Plan, whether or not vested or fully exercisable, granted prior to the Effective Time to any current or former Service Provider.
“Company Optionholder” means any current or former Service Provider who holds a Company Option.
“Company Permits” has the meaning specified in Section 5.10(b).
“Company PII” means all Personally Identifiable Information that is Processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.
“Company Preferred Stock” means (i) Series A preferred stock, par value $0.001 per share, of the Company, (ii) Series B preferred stock, par value $0.001 per share, of the Company and (iii) Series Seed preferred stock, par value $0.001 per share, of the Company.

“Company Privacy Policies” means all current and, to the extent applicable, prior public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Personally Identifiable Information, including the Data Protection Program.
“Company Shares” means shares of Company Common Stock and shares of Company Preferred Stock.
“Company Shares Outstanding” means the sum of (i) the aggregate number of issued and outstanding Company Shares (for purposes of this definition, on an as-converted basis with respect to the Company Preferred Stock) as of immediately prior to the Effective Time, and (ii) the aggregate number of Company Shares issuable upon the exercise of all Vested Company Options, calculated using the treasury method of accounting.
“Company Stockholder Approval” has the meaning specified in the recitals hereto.
“Company Stockholders” means the holders of Company Shares.
“Company Waiving Parties” has the meaning specified in Section 12.16(b).
“Completion 8-K” has the meaning specified in Section 9.08.
“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated as of April 30, 2021, by and between Tuatara and SpringBig, Inc.
“Continuing Service Provider” means an employee, consultant or service provider of Surviving Pubco or any Affiliate who has remained employed by any such entity on a continuous basis through the applicable date set forth in Section 4.04.
“Contracts” means any contract, agreement, subcontract, lease, sublease, conditional sales contract, purchase or service order, license, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.
“Converted Option” has the meaning specified in Section 4.02(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in each case in connection with or in response to COVID-19, including the CARES Act.
“COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken after the date of this Agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any policy, procedure or protocol.
“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).
“Data Protection Program” has the meaning specified in Section 5.22(a).
“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement, which shall not exceed the amount set forth in Section 6.11 of the Tuatara Disclosure Schedule.
“DGCL” means the Delaware General Corporation Law.
“Domestication” has the meaning specified in the recitals hereto.
“Domestication Effective Time” has the meaning specified in Section 2.01.
“Earnout Trigger Event” means the occurrence of any of the following:
(a) Surviving Pubco engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d)of the Exchange Act;

(b) Surviving Pubco Common Stock shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or
(c) the effectiveness of a Change of Control.
“Earnout Instruction” has the meaning specified in Section 4.04(b).
“Earnout Trigger Price” means, with respect to an Earnout Trigger Event, (i) the per share price of the Surviving Pubco Common Stock immediately prior to the occurrence of the event described under clause (b) of the definition of Earnout Trigger Event or (ii) the per share price of the consideration paid or issued (such price for any portion of consideration that is a security shall be the average of the daily volume-weighted average price per unit or share of such security over the twenty (20) trading day period immediate preceding the completion of such Earnout Trigger Event) for each share of the Surviving Pubco Common Stock immediately prior to the completion of any event described under clauses (a) or (c).
“Effective Time” has the meaning specified in Section 3.03.
“Employment Laws” has the meaning specified in Section 5.13(b)(i).
“Engaged Option Holder” means, as of the date of any issuance of Company Contingent Shares pursuant to Section 4.04, a Person who (i) held Converted Options as of the Closing and (ii) is a Continuing Service Provider as of such date of issuance of Company Contingent Shares.
“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.
“Equity Financing” means the PIPE Financing and any private placement offering of shares of Surviving Pubco Common Stock and any additional private placement of capital stock of Tuatara completed at or prior to the Closing to raise proceeds in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any working capital loans).
“Equity Value” means $215,000,000.
“ERISA” has the meaning specified in Section 5.12(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 4.07(a).
“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) $10.00 per share.
“Financial Statements” has the meaning specified in Section 5.07(a).
“Fraud” means actual and intentional common law fraud committed by a party hereto with respect to the making of the representations and warranties set forth in Article 5 or Article 6, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court, arbitral body or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.
“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees

(regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”
“Government Shutdown” means any shutdown of or material interruption to, prior to the Termination Date, the Governmental Authorities providing, approving or reviewing the applicable consents, authorizations, orders and approvals of (or filings or registrations with) relating to the transactions contemplated hereby, in each case that relates to the ongoing COVID-19 pandemic.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Holders” means all Persons who hold one or more Company Shares as of immediately prior to the Effective Time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incentive Equity Plan” has the meaning specified in Section 9.09.
“Indebtedness” has the meaning specified in Section 5.07(f).
“Information Statement” has the meaning specified in Section 7.05(b).
“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including all: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos and any and all other indications of origin, including all goodwill associated therewith, (iii) copyrights, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (iv) Internet domain names and social media identifiers and accounts, (v) trade secrets, know-how (including manufacturing and production processes and research and development information), confidential information, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) Software, (vii) databases and data collections, (viii) all registrations of and applications (whether provisional, pending or final) to register the foregoing, and all common law rights thereto, and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“Interim Financial Statements” has the meaning specified in Section 5.07(a).
“Interim Period” has the meaning specified in Section 7.01.
“International Plan” means any Company Benefit Plan that is not a US Plan.
“Intervening Event” means any fact, circumstance, event, development, change or condition or combination thereof that was not known or reasonably foreseeable to Tuatara as of the date of this Agreement to the extent it constitutes a Material Adverse Effect.
“IPO” means the initial public offering of Tuatara pursuant to the Prospectus.
“Labor Contract” has the meaning specified in Section 5.11(a)(iii).
“Law” means each provision of any statute, civil, criminal or common law, ordinance, rule, regulation, legislation, ordinance, order, code, treaty, ruling, directive, determination or decision, in each case, of any Governmental Authority or Governmental Order.
“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.
“Letter of Transmittal” means the letter of transmittal in a form mutually agreeable to Tuatara and the Company.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, claim, restriction or other lien of any kind.
“Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change (including any changes to availability of key personnel) of the Company that has had, or would reasonably be expected to have, a material and adverse effect, individually or in the aggregate, on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur in respect of the Company and its Subsidiaries: (i) the taking by the Company or any of its Subsidiaries of any COVID-19 Response Measures; (ii) any change in applicable Laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iii) any change in interest rates or economic, financial or market conditions generally to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (iv) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder); provided that (a) this clause (iv) shall not apply to the effect of any of the foregoing on the availability of key personnel of the Company and (b) this clause (iv) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect; (v) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event to the extent that such event does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry; (vii) the compliance with the express terms of this Agreement or (viii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement; provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect.
“Merger” has the meaning specified in Section 3.01(a).
“Merger Sub” has the meaning specified in the preamble hereto.
“Nasdaq” has the meaning specified in the definition of Approved Stock Exchange.
“Non-Redeeming Tuatara Share” means any share of Surviving Pubco Common Stock converted from a Tuatara Class A Ordinary Share pursuant to Section 2.03(a) for which the Tuatara Shareholder Redemption Right has not been exercised as of immediately prior to the Effective Time.
“Non-Redemption Incentive Shares” means, with respect to any Non-Redeeming Tuatara Share, a number of shares of Surviving Pubco Common Stock equal to the lower of (x) the quotient obtained by dividing (i) 1,000,000 by (ii) the total number of Non-Redeeming Tuatara Shares and (y) one (1).
“Offer Documents” has the meaning specified in Section 9.04(b).
“Open Source Software” means Software that (a) is distributed as free Software, open source Software, copyleft Software or similar licensing or distribution models, or (b) requires as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the Apache Software Foundation License, (b) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (c) The Artistic License (e.g., PERL), (d) the Mozilla Public License, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), (g) the Sun Industry Standards License (SISL), (h) Affero General Public License (AGPL), (i) Common Development and Distribution License (CDDL) or (j) any license or distribution agreement or arrangement now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.
“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company and its Subsidiaries (as applicable), consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law) and, in the case of an action taken by the Company or its Subsidiaries, a COVID-19 Response Measure taken to reasonably preserve the health and safety of current employees and independent contractors of the Company or any of its Subsidiaries who are natural persons.
“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.
“Parties” has the meaning specified in the preamble hereto.
“Payment” has the meaning specified in Section 4.07(a).
“PCAOB” means the U.S. Public Company Accounting Oversight Board.
“Per Share Equity Value” means the quotient obtained by dividing (i) the Equity Value by (ii) the Company Shares Outstanding.
“Per Share Merger Consideration” means, with respect to any Company Share that is issued and outstanding immediately prior to the Effective Time, a number of shares of Surviving Pubco Common Stock equal to the Exchange Ratio.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with GAAP, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses and (vi) Liens described on Section 1.01 of the Company Disclosure Schedule.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, (ii) “personal data” as that or similar term is defined under any applicable Law and (iii) other information, the Processing of which is regulated by an applicable Law in relation to data protection or data privacy. Personally Identifiable Information includes (A) personal identifiers, such as name, address, telephone number, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental Authority, Taxpayer Identification Number and passport number, (B) online identifiers, e-mail addresses social media handles, Internet or Software-based usernames, Internet protocol addresses, cookie identifiers, device identifiers, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (D) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion or philosophy, political affiliation or sexual orientation, (E) biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation or characteristic and (F) individual medical or health information, including protected health information governed by the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.
“PIPE Financing” has the meaning specified in the recitals hereto.
“PIPE Investors” means those Persons who are participating in the PIPE Financing pursuant to a PIPE Subscription Agreement entered into with Tuatara as of the date hereof.
“PIPE Subscription Agreements” has the meaning specified in the recitals hereto.
“Pre-Closing Tuatara Holders” means the shareholders of Tuatara at any time prior to the Effective Time.
“Privacy Requirements” means any and all (a) Company Privacy Policies, (b) Contracts involving the Processing of Personally Identifiable Information, (c) Laws that apply to the security, privacy or Processing of Personally Identifiable Information or other data, (d) industry self-regulatory principles applicable to the protection or Processing of Personally Identifiable Information to which the Company purports to adhere and (e) binding guidance issued by any Governmental Authority that pertains to any of the applicable Laws or principles outlined in the foregoing clauses (c) or (d).
“Process” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.
“Prospectus” has the meaning specified in Section 7.04.
“Proxy Statement” has the meaning specified in Section 9.04(a).
“Real Property Leases” has the meaning specified in Section 5.11(a)(iv).
“Registered Intellectual Property” has the meaning specified in Section 5.21.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Tuatara under the Securities Act with respect to the Surviving Pubco Common Stock to be issued pursuant to this Agreement.
“Related Party” has the meaning specified in Section 5.20(a).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.
“Sanctions” has the meaning specified in Section 5.24(f).
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Documents” has the meaning specified in Section 6.08(a).
“Section 16” has the meaning specified in Section 8.04.
“Section 262” has the meaning specified in Section 4.06(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means any incident involving (i) information security breaches, intrusions, failures of the Company IT Systems or (ii) unauthorized access, theft, extraction, Processing, transfer, loss, disclosure, corruption, destruction or encryption of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojan horses, worms, malware and ransomware), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.
“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.
“Significant Contract” has the meaning specified in Section 5.11(a).
“Signing Press Release” has the meaning specified in Section 9.08.
“Software” means any (a) computer, mobile, or device programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Sponsor” means TCAC Sponsor, LLC, a Delaware limited liability company.
“Sponsor Class B Ordinary Shares” means Tuatara Class B Ordinary Shares held by Sponsor as of the Effective Time.
“Sponsor Contingent Shares” has the meaning specified in Section 4.05(a).
“Sponsor Earnout Condition” has the meaning specified in Section 4.05(a).
“Sponsor Escrow Agent” means the escrow agent mutually acceptable to Tuatara and the Company.
“Sponsor Escrow Agreement” has the meaning specified in Section 4.05(a).
“Sponsor Letter Agreement” has the meaning specified in the recitals hereto.
“Subsidiary” means, with respect to a specified Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such specified Person.
“Surviving Corporation” has the meaning specified in Section 3.01(b).
“Surviving Provisions” has the meaning specified in Section 11.02.
“Surviving Pubco” has the meaning specified in the recitals hereto.
“Surviving Pubco Board” has the meaning specified in Section 9.06.
“Surviving Pubco Bylaws” has the meaning specified in Section 2.02.
“Surviving Pubco Certificate of Incorporation” has the meaning specified in the recitals hereto.
“Surviving Pubco Common Stock” means the Common Stock of the Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.
“Surviving Pubco Common Warrant” has the meaning specified in Section 2.03(c).
“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.
“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.

“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.
“Terminating Company Breach” has the meaning specified in Section 11.01(b)(i).
“Terminating Tuatara Breach” has the meaning specified in Section 11.01(c)(i).
“Termination Date” has the meaning specified in Section 11.01(b)(ii).
“Top 15 Customers” has the meaning specified in Section 5.23.
“Top 15 Vendors” has the meaning specified in Section 5.23.
“Transaction Proposals” has the meaning specified in Section 9.05(a).
“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Trust Account” means the account established by Tuatara for the benefit of its public shareholders pursuant to the Trust Agreement.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 11, 2021, by and between Tuatara and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“Tuatara” has the meaning specified in the preamble hereto.
“Tuatara Board Recommendation” has the meaning specified in Section 6.02(c).
“Tuatara Change in Board Recommendation” has the meaning specified in Section 9.10.
“Tuatara Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Tuatara.
“Tuatara Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Tuatara.
“Tuatara Class B Ordinary Shares Conversion” has the meaning set forth in Section 2.03(b).
“Tuatara Common Warrant” means a right to acquire Tuatara Ordinary Shares that was included in the units sold as part of Tuatara’s initial public offering.
“Tuatara Cure Period” has the meaning specified in Section 11.01(c)(i).
“Tuatara Disclosure Schedule” means the confidential disclosure schedule delivered by Tuatara to the Company concurrently with the execution and delivery of this Agreement.
“Tuatara Extraordinary General Meeting” has the meaning specified in Section 9.05.
“Tuatara Financials” has the meaning specified in Section 6.08(b).
“Tuatara Governing Document” has the meaning specified in the recitals hereto.
“Tuatara Material Adverse Effect” means (a) a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or operations of Tuatara, taken as a whole, or (b) any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Tuatara to consummate the transactions contemplated by this Agreement.
“Tuatara Material Contract” has the meaning specified in Section 6.17.
“Tuatara Ordinary Shares” means Tuatara Class A Ordinary Shares and Tuatara Class B Ordinary Shares.

“Tuatara Parties” means Tuatara and Merger Sub.
“Tuatara Share Redemption” means the election of an eligible (as determined in accordance with the Tuatara Governing Document) Pre-Closing Tuatara Holder to exercise its Tuatara Shareholder Redemption Right in connection with the consummation of the transactions contemplated by this Agreement.
“Tuatara Sponsor Warrant” means a right to acquire Tuatara Ordinary Shares that was issued to Sponsor in a private placement.
“Tuatara Shareholder Approval” means the approval of the Transaction Proposals (other than clause (vii) thereof)), in each case, by a two-thirds vote of votes cast by the holders of Tuatara Ordinary Shares at the Tuatara Extraordinary General Meeting, or such lesser standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement and the Tuatara Governing Document.
“Tuatara Shareholder Redemption Right” means the right to elect an IPO Redemption, as such term is defined in Section 49.5 of the Tuatara Governing Document.
“Tuatara Waiving Parties” has the meaning specified in Section 12.16(a).
“Tuatara Warrants” means Tuatara Common Warrants and Tuatara Sponsor Warrants.
“US Plan” means any Company Benefit Plan that covers Service Providers located primarily within the United States.
“Vested Company Option” means all vested Company Options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Merger).
“Voting and Support Agreement” has the meaning specified in the recitals hereto.
“WARN” has the meaning specified in Section 5.13(b)(i).
 Section 1.02 Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section”, “Annex” and “Appendix” refer to the specified Article, Section, Annex or Appendix of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (vii) the word “or” shall be disjunctive but not exclusive and (viii) references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to any of the Tuatara Parties means the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to the Tuatara Parties no later than 8:00 p.m. on the day immediately prior to the date hereof.
(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the Tuatara Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the Tuatara Disclosure Schedule, respectively.
(c) Unless the context of this Agreement otherwise requires, references to any Law shall include all regulations and rules promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d) References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any Party.
(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York.
(g) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.
(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(j) All monetary figures used herein shall be in United States dollars unless otherwise specified.
Section 1.03  Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of  (a) in the case of the Company, Paul Sykes, Jeff Harris and Navin Anand, and (b) in the case of Tuatara, Albert Foreman and Sergey Sherman.
ARTICLE 2
Domestication
Section 2.01 Domestication. Subject to receipt of the Tuatara Shareholder Approval, at least one day prior to the Effective Time, Tuatara shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of Tuatara in substantially the form attached as Annex A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Tuatara and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).
Section 2.02 Bylaws of Tuatara. Tuatara shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Tuatara shall be substantially in the form attached as Annex B hereto (the “Surviving Pubco Bylaws”).
Section 2.03 Effects of the Domestication on the Capital Stock of Tuatara. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the Tuatara Parties or any holder of Tuatara Ordinary Shares or Tuatara Warrants:
(a) each then issued and outstanding Tuatara Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Common Stock;
(b) each then issued and outstanding Tuatara Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Common Stock;
(c) each then issued and outstanding Tuatara Common Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Tuatara Common Warrant (a “Surviving Pubco Common Warrant”); and
(d) each then issued and outstanding Tuatara Sponsor Warrant will convert automatically, on a one-for-one basis, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Tuatara Sponsor Warrant, into a Surviving Pubco Common Warrant.

ARTICLE 3
Merger; Closing
Section 3.01  Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex F hereto (the “Certificate of Merger”).
(b) Upon consummation of the Merger at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (the “Surviving Corporation”), shall continue its corporate existence under the DGCL.
Section 3.02 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DGCL.
Section 3.03 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, commencing at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Tuatara and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10 of this Agreement, the Tuatara Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Tuatara and the Company in writing and specified in the Certificate of Merger, but in any event immediately following the Domestication Effective Time (the “Effective Time”).
Section 3.04 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL and the name of the Company reflected therein shall be mutually agreed between Tuatara and the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation and shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation and under the DGCL.
Section 3.05 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation (and all directors of Merger Sub immediately prior to the Effective Time shall be removed as of the Effective Time), each to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of his or her resignation or removal or he or she otherwise ceases to be a director or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.
ARTICLE 4
Effects of the Merger on the Capital Stock; Closing Deliveries
Section 4.01 Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Tuatara Parties, the Company, any Company Stockholder or any other Person, and subject to Section 4.06 with respect to Appraisal Shares, each Company Share that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable Per

Share Merger Consideration. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Shares shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.01. Prior to the Effective Time, the Company shall cause all of the restricted Company Shares set forth on Section 4.01 of the Company Disclosure Schedule to vest in their entirety.
Section 4.02 Treatment of Company Options.
(a) Immediately prior to the Effective Time, except as set forth on Section 4.02 of the Disclosure Schedule, the Company will cause any unvested Company Options to vest in their entirety. At the Effective Time, all Company Options outstanding and unexercised immediately prior to the Effective Time, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, will be assumed by Tuatara, and each such Company Option shall be converted into a stock option (each, a “Converted Option”) to purchase shares of Surviving Pubco Common Stock. Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of Surviving Pubco Common Stock determined by multiplying the number of Company Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided that the exercise price and the number of shares of Surviving Pubco Common Stock purchasable under each Converted Option shall be determined in a manner intended to be consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided further that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Pubco Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that is intended to satisfy the requirements of Section 424(a) of the Code. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 4.02(a).
(b) Prior to the Effective Time, the Company shall deliver to each Company Optionholder a notice setting forth the effect of the Merger on such Company Optionholder’s Company Options, and describing the treatment of such Company Options in accordance with this Section 4.02.
Section 4.03 Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Tuatara Parties, the Company or any other Person, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 4.04 Earnout.
(a) The Company Stockholders and the Engaged Option Holders shall be entitled to receive their pro rata portion of such number of Company Contingent Shares, fully paid and free and clear of all Liens other than applicable federal and state securities law restrictions, as set forth below upon satisfaction of any of the following conditions (each, an “Company Earnout Condition”):
(i) 7,000,000 Company Contingent Shares if the closing price of the Surviving Pubco Common Stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and no later than 60 months following the Closing Date;
(ii) 2,250,000 Company Contingent Shares if the closing price of the Surviving Pubco Common Stock equals or exceeds $15.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and no later than 60 months following the Closing Date; and
(iii) 1,250,000 Company Contingent Shares if the closing price of the Surviving Pubco Common Stock equals or exceeds $18.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and no later than 60 months following the Closing Date.

(b) Each Company Earnout Condition will be evaluated on a stand-alone basis, without reference to any other Company Earnout Condition. If a Company Earnout Condition is satisfied, within five (5) Business Days after the last trading day in such thirty-day period, Surviving Pubco shall instruct the Exchange Agent to issue the Company Contingent Shares earned therefrom to each Company Stockholder and Engaged Option Holder in such amounts equal to each Company Stockholder’s and Employee Option Holder’s Applicable Percentage multiplied by such number of Company Contingent Shares corresponding to the applicable Company Earnout Condition (the “Earnout Instruction”), with no action being required on the part of the Company Stockholders.
(c) Until the Company Contingent Shares are issued in accordance with this Section 4.04, (i) the right to receive any Company Contingent Shares is not transferable except by operation of Law relating to descent and distribution, divorce and community property of such Company Stockholder or Engaged Option Holder, and does not constitute an equity or ownership interest in Surviving Pubco, and (ii) the Company Stockholders and Engaged Option Holders shall not have any rights as a shareholder of Surviving Pubco as a result of the Company Stockholders’ and Engaged Option Holders’ right to receive any Company Contingent Shares hereunder.
(d) From and after the Closing, at all times a Company Contingent Share remains subject to an Company Earnout Condition, Surviving Pubco will keep available for issuance a sufficient number of unissued shares of Surviving Pubco Common Stock to permit Surviving Pubco to satisfy its issuance obligations set forth in this Section 4.04 and will take all actions required to increase the authorized number of shares of Surviving Pubco Common Stock if at any time there will be insufficient unissued shares of Surviving Pubco Common Stock to permit such reservation.
(e) The Company Contingent Shares and the underlying target price for each Company Earnout Condition will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Surviving Pubco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Surviving Pubco Common Stock, occurring on or after the date hereof and prior to the time any such Company Contingent Shares are issued. It is the intent of the Parties that such adjustments will be made in order to provide to the Company Stockholders and Engaged Option Holders the same economic effect as contemplated by this Agreement as if no change with respect to the Surviving Pubco Common Stock had occurred.
(f) In the event that after the Closing Date and no later than 60 months following the Closing Date there is an Earnout Trigger Event, then any Company Earnout Condition not previously satisfied shall be deemed satisfied immediately prior to the occurrence of such Earnout Trigger Event in accordance with the following:
(i) If the Earnout Trigger Event occurs prior to the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then a portion of the Company Contingent Shares identified in Section 4.04(a)(i) shall be issued to the Company Stockholders and Engaged Option Holders in accordance with the provisions set forth in this Section 4.04 (such portion shall be the amount of Company Contingent Shares identified in Section 4.04(a)(i) multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2).
(ii) If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Company Contingent Shares shall be issued.
(iii) If the Earnout Trigger Event occurs at any time during the 60 months following the Closing Date and results in an Earnout Trigger Price that is equal to or greater than $12.00, but less than $15.00, then only the portion of the Company Contingent Shares identified in Section 4.04(a)(i) shall be issued to the Company Stockholders and Engaged Option Holders in accordance with the provisions set forth in this Section 4.04.

(iv) If the Earnout Trigger Event occurs at any time during the 60 months following the Closing Date and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the portion of the Company Contingent Shares identified in Section 4.04(a)(i) and (ii) shall be issued to the Company Stockholders and Engaged Option Holders in accordance with the provisions set forth in this Section 4.04.
(v) If the Earnout Trigger Event occurs at any time during the 60 months following the Closing Date and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Company Contingent Shares shall be issued to the Company Stockholders and Engaged Option Holders in accordance with the provisions set forth in this Section 4.04.
Section 4.05 Sponsor Escrow Agreement.
(a) On or prior to the Closing Date, the Sponsor, Tuatara and certain members of the Tuatara board of directors shall enter into an escrow agreement in a form and on terms and conditions reasonably acceptable to the Company (the “Sponsor Escrow Agreement”), providing that, immediately following the Effective Time, the Sponsor shall deposit an aggregate of 1,000,000 shares of Surviving Pubco Common Stock (the “Sponsor Contingent Shares”) into escrow, with the Sponsor Escrow Agent. The Sponsor Escrow Agreement shall provide that such Sponsor Contingent Shares shall be released to the Sponsor if the closing price of the Surviving Pubco Common Stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and no later than 60 months following the Closing Date (“Sponsor Earnout Condition”). If the Sponsor Earnout Condition is not met after 60 months following the Closing Date, the Sponsor Contingent Shares shall be terminated and canceled by Surviving Pubco. The book entry positions or certificates evidencing the Sponsor Earnout Shares will each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to the foregoing restrictions.
(b) The Sponsor Contingent Shares and the underlying target price for the Sponsor Earnout Condition will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Surviving Pubco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Surviving Pubco Common Stock, occurring on or after the date hereof and prior to the time any such Sponsor Contingent Shares are released. It is the intent of the Parties that such adjustments will be made in order to provide to the Sponsor the same economic effect as contemplated by this Agreement as if no change with respect to the Surviving Pubco Common Stock had occurred.
(c) In the event that after the Closing Date and no later than 60 months following the Closing Date there is an Earnout Trigger Event, then the Sponsor Contingent Shares shall be released to the Sponsor in accordance with the following:
(i) If the Earnout Trigger Event occurs prior to the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then a portion of the Sponsor Contingent Shares shall be released to Sponsor in accordance with the provisions set forth in Section 4.05(a) (such portion shall be the amount of Company Contingent Shares identified in Section 4.05(a) multiplied by a fraction calculated as: (A) the numerator of which shall be the per share price minus $10 and (B) the denominator of which is 2).
(ii) If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Sponsor Contingent Shares shall be released.
(iii) If the Earnout Trigger Event occurs at any time during the 60 months following the Closing Date and results in an Earnout Trigger Price that is equal to or greater than $12.00, then all of the Sponsor Contingent Shares shall be released to Sponsor in accordance with the provisions set forth in Section 4.05(a).
Section 4.06 Appraisal Shares.
(a) Notwithstanding anything in this Agreement to the contrary, any Company Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and has properly demanded appraisal of such shares in connection with the Merger pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262” and such shares, “Appraisal Shares”) shall not be converted into the right to receive the consideration contemplated to be payable in respect thereof by this Article 4, and instead, such Appraisal Shares shall automatically be canceled and shall cease to exist and the holders of such Appraisal Shares shall cease to have any rights with respect thereto except such rights as may be granted to such holders pursuant to Section 262; provided that if any holder of Appraisal Shares shall, as of the Effective Time, fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the consideration contemplated to be payable in respect thereof by this Article 4. From and after the Effective Time, Appraisal Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Appraisal Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.
(b) The Company shall provide prompt notice to Tuatara of any demand, or any notices of intent to make demand, for appraisal of any Company Shares, withdrawals of such demands and any other instruments served pursuant to Section 262, in each case, received by the Company. Tuatara shall have the right and opportunity to participate in all negotiations and Actions with respect to any demand or threatened demand for appraisal of any Company Shares in connection with the Merger, including those that take place prior to the Effective Time, and any other Action brought against the Company (or any of its directors, officers or employees (in their capacities as such)) by a current or former Company Stockholder related to the transactions contemplated hereby, and the Company shall not settle any such Action without Tuatara’s prior written consent.
(c) Notwithstanding anything to the contrary herein, the Per Share Merger Consideration deposited with the Exchange Agent pursuant hereto in respect of any Appraisal Shares shall be returned to Surviving Pubco (or one of its designated Affiliates) upon its written demand, which demand may be made by Surviving Pubco at any time after the date that is 180 days after the Effective Time, and no Company Stockholder shall be entitled to such Per Share Merger Consideration; provided that the holders of the applicable Appraisal Shares have not previously withdrawn or lost appraisal rights under the DGCL.
Section 4.07 Payment; Letter of Transmittal.
(a) Immediately prior to or at the Effective Time, Tuatara shall deposit, or cause to be deposited, with an exchange agent selected by the Company and reasonably acceptable to Tuatara (the “Exchange Agent”) evidence in book-entry form of shares of Surviving Pubco Common Stock representing the number of shares of Surviving Pubco Common Stock sufficient to deliver the aggregate Per Share Merger Consideration (the “Payment”).
(b) Within fifteen Business Days following the initial filing of the Registration Statement, or at such other time mutually agreed by the parties, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder (to the extent not previously so delivered) a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent but in no event prior to the Effective Time. No Holder shall be entitled to receive the Per Share Merger Consideration unless such Holder has delivered a completed and duly executed Letter of Transmittal to the Exchange Agent. Each Holder that has not delivered a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent after the Effective Time, shall be entitled to receive from the Exchange Agent the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01. With respect to any Holder of Company Shares that delivers a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, Tuatara shall instruct the Exchange Agent to pay such Holder the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01 at or promptly after the Closing. From and after the Effective Time, all previous Holders of Company Shares shall cease to have any rights as Holders other than the right to receive the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01 upon the delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent, without interest. From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the transfer books of the Surviving Corporation.
(c) Notwithstanding anything to the contrary contained herein, no fraction of a share of Surviving Pubco Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and unless otherwise specifically provided in this Agreement, each Person who would otherwise be entitled to a fraction of a share of Surviving Pubco Common Stock (after aggregating all shares of Surviving Pubco Common Stock to which such Person otherwise would be entitled) shall instead have the number of shares of Surviving Pubco Common Stock issued to such Person rounded up or down to the nearest whole share of Surviving Pubco Common Stock.
Section 4.08 Closing Deliverables.
(a) At or prior to the Closing, the Company shall deliver or cause to be delivered:
(i) the Amended and Restated Registration Rights Agreement, duly executed by the respective Holders party thereto; and
(ii) a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.
(b) At or prior to the Closing, the Surviving Pubco shall deliver or cause to be delivered:
(i) the Amended and Restated Registration Rights Agreement, duly executed by Sponsor and the Surviving Pubco;
(ii) the Employment Agreements, duly executed by Jeff Harris and Paul Sykes; and
(iii) a certificate signed by an officer of the Surviving Pubco, dated the Closing Date, certifying that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.
Section 4.09 Exchange Agent. Promptly following the earlier of (i) the date on which the entire Payment has been disbursed and (ii) the date which is twelve (12) months after the Effective Time, the Surviving Pubco shall instruct the Exchange Agent to deliver to the Surviving Pubco any remaining portion of the Payment, Letters of Transmittal, and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to the Surviving Pubco (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for the Per Share Merger Consideration that such Holder may have the right to receive pursuant to this Article 4 without any interest thereon. Upon receipt by the Exchange Agent of the Earnout Instruction pursuant to Section 4.04, the Exchange Agent shall issue to the applicable Company Stockholder or Sponsor (or their applicable designee) the applicable Contingent Shares in accordance with Section 4.04.
Section 4.10 No Liability; Withholding.
(a) None of Tuatara, the Surviving Pubco, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Per Share Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(b) Each of Tuatara, the Surviving Pubco, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 5
Representations and Warranties of the Company
Except as set forth in the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to the Tuatara Parties as of the date hereof and as of the Closing Date as follows:
Section 5.01 Corporate Organization of the Company.
(a) The Company has been duly organized and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b) A true and complete copy of the certificate of incorporation, certified by the Secretary of State of the State of Delaware, and a true and correct copy of the bylaws of the Company have been made available by the Company to Tuatara and each is in full force and effect and the Company is not in violation of any of the provisions thereof.
(c) The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
Section 5.02 Subsidiaries.
(a) The Subsidiaries of the Company are set forth on Section 5.02 of Company Disclosure Schedule. The Subsidiaries have been duly incorporated, formed or organized and are validly existing and in good standing, where applicable, under the Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be have a Material Adverse Effect.
(b) True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to Tuatara, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.
Section 5.03 Due Authorization.
(a) The Company has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.05) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and, except for the Company Stockholder Approval, no other corporate or similar organizational action on the part of the Company or any of its Subsidiaries or any holders of any Equity Securities of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company is a party, when executed and delivered by the Company, will be duly and validly executed and delivered by the Company, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The Company Board has, by duly adopted resolutions, (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Holders, (iii) directed that the adoption of this Agreement be submitted for approval by the Company Stockholders and (iv) resolved to recommend that the Company Stockholders approve this Agreement, the Merger and the transactions contemplated by this Agreement.
Section 5.04 No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is (or is specified to be) a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any Significant Contract, or (c) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) and (c) above, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 5.05 Governmental Authorizations; Consents. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or foreign Antitrust Laws, (b) the filing of the Certificate of Merger in accordance with the DGCL and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 5.06 Capitalization.
(a) All of the issued and outstanding Equity Securities of the Company have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Shares). Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Equity Securities of the Company that are authorized, issued or outstanding and the holders of such equity interests, and with respect to the Company Options, the date of grant, expiration date, exercise price and vesting schedule for each Company Option. Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding equity or equity-based interests of the Company. The treatment of the Company Options as set forth in Section 4.02 is permissible under the terms of the Company Equity Plan and award agreements thereunder and any other governing documentation.
(b) Set forth on Section 5.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of equity interests authorized, issued and outstanding (including the holder of any such equity interests) for each such Subsidiary and (ii) the name of each other corporation, limited liability company, trust, partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns equity interests and the amount and percentage of such interests. The outstanding equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c) There are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for any equity interests of the Company or any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or a Subsidiary of the Company to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any equity interests in or debt securities of, the Company or a Subsidiary of the Company or obligating the Company or a Subsidiary of the Company to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities, and (ii) no equity equivalents, equity appreciation rights, stock options, restricted stock or restricted stock units, phantom equity ownership interests, profits interests or similar rights in the Company or any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company or any Subsidiary of the Company may vote. Each Company Option was granted with a per share exercise price that was no less than the fair market value of a Company Share on the date of grant and in accordance with, or pursuant to compliant reliance on an exemption from, applicable securities law. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding equity interests of the Company or any Subsidiary of the Company.
Section 5.07 Financial Statements.
(a) Attached as Section 5.07(a) of the Company Disclosure Schedule are (i) the audited consolidated balance sheets and statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the nine-months ended September 30, 2021 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, and changes in stockholders’ equity and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied throughout the period indicated (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items required by GAAP and for normal and recurring year-end adjustments that are not material).
(b) The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.
(c) Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(d) Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.
(e) The Interim Financial Statements have been prepared in accordance with Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105. The Audited Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.
(f) As of the date hereof, the Company and its Subsidiaries do not have any (i) indebtedness, whether or not contingent, for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument (collectively, “Indebtedness”).
Section 5.08 Undisclosed Liabilities. There is no material liability, debt or obligation of the Company or any of its Subsidiaries, except for liabilities, debts and obligations (a) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of December 31, 2020 included in the Audited Financial Statements, (b) that have arisen since December 31, 2020 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract, infringement or violation of Law) or (c) incurred in connection with the transactions contemplated by this Agreement. Except as set forth on Section 5.08 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the CARES Act.
Section 5.09 Litigation and Proceedings. Except as set forth on Section 5.09 of the Company Disclosure Schedule, since January 1, 2018 there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order.
Section 5.10 Compliance with Laws; Permits.
(a) The Company, its Subsidiaries, and each of the Company’s and its Subsidiaries’ officers, directors and employees are, and to the knowledge of the Company have been, since January 1, 2018, in compliance with all applicable Laws, including the Controlled Substances Act and the Food, Drug & Cosmetic Act, except as would not reasonably be, individually or in the aggregate, expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, including the Controlled Substances Act, or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any applicable Law and (iii) none of the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.
(b) The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2018, in compliance with all material Company Permits applicable to the Company or such Subsidiary and no condition exists that with notice or lapse of time or both would constitute a default under such Company Permits, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 5.10(b) of the Company Disclosure Schedule contains a complete list of all material Company Permits.
Section 5.11 Contracts; No Defaults.
(a) Section 5.11(a) of the Company Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xiv) below to which the Company or any of its Subsidiaries is a party or by which it is bound (each Contract required to be listed on Section 5.11(a) of the Company Disclosure Schedule, a “Significant Contract”):
(i) any Contract with a Top 15 Vendor or Top 15 Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);
(ii) each employment Contract with any employee of the Company or one of its Subsidiaries that provides for annual base compensation in excess of  $250,000;
(iii) each collective bargaining Contract (a “Labor Contract”);
(iv) any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”);
(v) (A) any Contract under which the Company or any of its Subsidiaries has granted to a third party any license or covenant not to sue with respect to any Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any license or covenant not to sue from a third party with respect to any Intellectual Property, other than licenses of Software that are commercially available to the public generally, with annual license, maintenance, support and other fees less than $25,000;
(vi) any Contract that (A)(1) contains a covenant not to compete in any line of business or solicit persons for employment (other than non-disclosure agreements, confidentiality agreements entered into in the Ordinary Course of Business), (2) grants exclusive or preferential rights or “most favored nations” status to any person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $150,000 in the aggregate, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners;
(vii) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for money borrowed (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than Contracts involving immaterial advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $100,000;
(viii) any Contract with any Governmental Authority;
(ix) each Contract with a Related Party (other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business;
(x) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(xi) any Contract establishing any joint venture, strategic alliance, partnership or other collaboration;

(xii) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary); and
(xiii) any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.
(b) True and correct copies of each Significant Contract have been delivered to or made available to Tuatara. Each Significant Contract is in full force and effect and represents the legal, valid and binding obligations of the parties thereto and is enforceable in accordance with its terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in breach of or in default under any Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any Significant Contract has exercised termination rights with respect thereto or has indicated that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.
Section 5.12 Company Benefit Plans.
(a) Section 5.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each Company Benefit Plan and specifies whether such plan is a US Plan or an International Plan. A “Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement medical or life insurance, health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance or guaranteed bonus or similar payment), in each case whether written or unwritten (i) that is maintained, sponsored, or contributed to (or required to be contributed to) by the Company or any of its Affiliates for the benefit of any current or former Service Provider or (ii) under or with respect to which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability. As of the date hereof, neither the Company nor any of its Subsidiaries has made any plan or commitment to establish or contribute to any new Company Benefit Plan or modify any existing Company Benefit Plan.
(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Tuatara copies of, if applicable, (i) such Company Benefit Plan (or, if oral, a written summary thereof) and any trust or funding agreement related thereto, (ii) the most recent summary plan description (if applicable), (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (iv) all material correspondence or other communications received from any Governmental Authority regarding such Company Benefit Plan, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, (vi) nondiscrimination testing results for the last three (3) completed plan years (if applicable) and (vii) if such Company Benefit Plan is an International Plan, documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents provided in clauses (i) through (v).
(c) Each Company Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act (as amended). All contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made. All forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Benefit Plan have been filed. Each Company Benefit Plan can be terminated or otherwise discontinued following the Effective Time in accordance with its terms, without material liability to Tuatara, the

Company or its Subsidiaries or any Affiliate of the foregoing (subject to applicable Laws). No condition or circumstance exists that would reasonably be expected to subject the Company or any of its Subsidiaries to material Liability, penalties, or Taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Affordable Care Act.
(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Benefit Plan that is intended to be so qualified and no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan. No Company Benefit Plan has experienced or otherwise been affected by any Security Incident or other data or privacy breach.
(e) None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) that is treated as a “single employer” together with, or under “common control” or part of a “controlled group” with, any of the foregoing (within the meaning of Section 414(b), (c), (m), or (o) of the Code) sponsors, maintains, contributes to (or is obligated to contribute to), or has any liability in respect of, or at any time in the six (6) years preceding the date hereof has sponsored, maintained, contributed to (or was obligated to contribute to), or had any liability in respect of, (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (as described in Section 210 of ERISA) or (iv) a “welfare benefit fund” (as defined in Section 419(e) of the Code). No Company Benefit Plan provides any post-termination or retiree life insurance, health insurance, or other employee welfare benefits to any Person, except as may be required by COBRA or similar applicable state or local Law.
(f) Except as set forth in Section 5.12(f) of the Company Disclosure Schedule, each Company Benefit Plan providing for medical, dental, vision, long-term disability or life insurance benefits is fully insured.
(g) There are, and since January 1, 2018, there have been, (i) no pending or, to the knowledge of the Company, threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or proceedings pending or, to the knowledge of the Company, threatened by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Company Benefit Plan.
(h) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented and operated in all material respects in compliance with Section 409A of the Code. There is no agreement, plan, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any Person for excise Taxes, penalties or interest pursuant to Section 4999 of the Code or additional Taxes, penalties or interest pursuant to Section 409A of the Code. Each Company Option was granted, in all material respects, in accordance with the terms of the Company Equity Plan and in compliance with all applicable Laws. No Company Option is subject to Section 409A of the Code and, to the knowledge of the Company, each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.
(i) Each International Plan (i) has been maintained in compliance in all material respects with its terms and applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing Date, the Surviving Corporation, Tuatara and its Affiliates will receive the full benefit of any funds, accruals and reserves under the International Plans.
(j) Neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any current or former Service Provider, (ii) result in any forgiveness of indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan or (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits except as required under Section 411(d)(3) of the Code, or require the funding of any Company Benefit Plan.
(k) Neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
Section 5.13 Labor Matters.
(a) Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all current employees of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee: (i) the employee’s name, (ii) the position held by the employee (and whether part- or full-time), (iii) the employee’s principal location of employment and the name of the applicable employer entity, (iv) the employee’s base salary, and 2020 bonus paid, (v) the employee’s date of hire, (vi) the employee’s leave status (and, if on leave, the nature of the leave and the expected return date), and (vii) exempt or non-exempt status under the Fair Labor Standards Act (for Company employees located in the United States). Section 5.13(a) of the Company Disclosure Schedule separately sets forth, for each individual independent contractor currently engaged by the Company or any of its Subsidiaries, such contractor’s name, a description of the nature of his/her services and rate of compensation.
(b) Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby. Since January 1, 2018, (i) the Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii) there have been no pending or, to the knowledge of the Company, threatened complaints against the Company or its Subsidiaries regarding unfair labor practices before the National Labor Relations Board or any other Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate), strike, labor dispute, slowdown, work stoppage or other labor stoppage or disruption with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to the Employment Laws and (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar Law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee currently self-employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages. Neither the Company nor any of its Subsidiaries has any “joint employer” liability with respect to any use of service providers, including any independent contractors or other Persons employed by a third-party employment agency or similar provider. Since January 1, 2018: (x) no current or former Service Provider has, to the knowledge of the Company, made allegations of sexual harassment against (A) any officer or director of the Company or its Subsidiaries or (B) any Company employee who, directly or indirectly, supervises at least ten (10) Service Providers, and (y) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider.
(c) The Company has not received written notice that any Company officer or direct report of any Company officer presently intends to terminate his or her employment within one (1) year after the Closing.
(d) With respect to COVID-19, the Company and its Subsidiaries have materially complied with the applicable provisions of the Families First Coronavirus Relief Act and the CARES Act, and other applicable Law, and have used commercially reasonable efforts to take actions consistent with Centers for Disease Contribution and Prevention, Occupational Safety and Health Administration Department of Labor and applicable state guidelines, in each case, regarding employee testing and screening, workplace safety requirements, paid and unpaid leave, unemployment compensation, occupational health and safety, and the handling of positive COVID-19 cases, and has met all confidentially obligations and has complied with all privacy law and guidelines applicable to personal and/or health information relating to COVID-19. Except as set forth in Section 5.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has, in response to COVID-19, furloughed or otherwise temporarily laid-off employees, terminated the employ of any employee, reduced hours, wage or benefits of employees or provided written notice of any intent to do any of the foregoing.
Section 5.14 Taxes.
(a) Schedule 5.14(a) lists the valid classification of each of the Company and its Subsidiaries for U.S. federal income tax purposes since their respective dates of formation.
(b) All material federal, state, local and foreign income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.
(c) The Company and its Subsidiaries have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.
(d) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.
(e) All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.
(f) None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.
(g) Within the past three (3) years, neither the Company nor any of its Subsidiaries has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Company or such Subsidiary has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.
(h) Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes or (ii) any such agreement solely among the Company and its Subsidiaries.
(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(k) Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).
(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business.
(m) Neither the Company nor any of its Subsidiaries has any liability pursuant to Section 965(h) of the Code.
(n) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o) Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.
(p) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(q) The Company and the Company Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that the Company and the Company Subsidiaries have utilized.
(r) Neither the Company nor any of the Company Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.
(s) The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
Section 5.15 Brokers’ Fees. Section 5.15 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.
Section 5.16 Insurance. Section 5.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to Tuatara. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) no insurer, to the knowledge of the Company, on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2018 and (e) there are no claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have any material self-insurance programs. To the knowledge of the Company, there is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy. The insurance policies are with reputable insurance carriers and provide coverage to the Company and its Subsidiaries against all risk of the businesses of the Company and its Subsidiaries as are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).
Section 5.17 Real Property; Assets.
(a) Neither the Company nor any of its Subsidiaries owns or has owned any real property.
(b) Section 5.17 of the Company Disclosure Schedule sets forth a complete and accurate list of Leased Real Property. The Leased Real Property constitutes all of the real property leased, subleased, licensed, occupied or operated by the Company and its Subsidiaries in connection with their business.
(c) Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect. The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession under, all Leased Real Property, in each case, free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto. No party to any lease related to Leased Real Property has exercised termination rights with respect thereto or has indicated that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.
(d) Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for the Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.
(e) There are no pending or, to the knowledge of the Company, threatened Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in relation to such Action or proceeding.
(f) Except for Permitted Liens, the Company and each of its Subsidiaries have good and valid title to the material tangible assets of the Company and such Subsidiary. The assets of the Company and its Subsidiaries to be acquired by Tuatara pursuant to this Agreement constitute all material tangible assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated.
(g) The Leased Real Property has no material defects, is in good operation, condition and repair (normal wear and tear excepted) and is adequate and suitable to conduct the business of the Company as currently conducted.
Section 5.18 Environmental Matters.

(a) The Company and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance with all Environmental Laws in all material respects, and there are no existing facts or circumstances which would reasonably be expected to prevent such compliance in the future and all Permits held by the Company pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other Action is pending to revoke or modify any such Permit;
(b) no notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
(c) neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws;
(d) copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to Tuatara.
Section 5.19 Absence of Changes.
(a) Since December 31, 2020 through the date hereof, there has not been any Material Adverse Effect.
(b) Since December 31, 2020, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Section 7.01 if such action had been taken (or failed to be taken) after the date of this Agreement.
Section 5.20 Affiliate Transactions. Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries), no (a) Holder, (b) former or current director, officer, manager, employee, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).
Section 5.21 Intellectual Property.
(a) Section 5.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement (the “Registered Intellectual Property”), including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the applicable application, registration or issue date. Each item of Registered Intellectual Property is solely and exclusively owned by either the Company or one of its Subsidiaries, free and clear of any Liens (other than Permitted Liens). Each item of Registered Intellectual Property (A) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part, (B) has been maintained effective by all requisite filings, renewals and payments and (C) is subsisting and in full force and effect and, to the Company’s knowledge, valid and enforceable.

(b) The Company and its Subsidiaries solely and exclusively own all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property, and their rights under all Licensed Intellectual Property, free and clear of all Liens (other than any Permitted Liens).
(c) The Company and its Subsidiaries use commercially reasonable efforts to maintain, enforce and protect the confidentiality of all trade secrets owned by the Company and its Subsidiaries, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such trade secrets. There has been no disclosure by the Company or any of its Subsidiaries of any material trade secrets or confidential information owned by the Company other than under written confidentiality agreements.
(d) The Company and its Subsidiaries own or have a valid and enforceable right to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the loss, alteration, encumbrance, termination, or impairment of any Owned Intellectual Property or any material Licensed Intellectual Property.
(e) Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, nor are any of them infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights in any material respect. No Action is pending or, to the knowledge of the Company has been threatened against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or material Licensed Intellectual Property. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property.
(f) All current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have entered into written agreements with the Company or one of its Subsidiaries acknowledging the Company’s or its Subsidiaries’ ownership of all Intellectual Property that such individual or entity has contributed in the development of during such individual’s or entity’s employment or engagement with the Company or such Subsidiary and all such Intellectual Property is solely and exclusively owned by the Company or such Subsidiary. To the knowledge of the Company, no such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.
(g) Section 5.21(g) of the Company Disclosure Schedule contains a true and complete list of all Open Source Software, used by or on behalf of the Company or any of its Subsidiaries in any way, and describes the manner in which such Open Source Software is used. Such description shall include (i) the name of the Open Source Software component, (ii) the name of the applicable open source license, (iii) version number and provenance, (iv) identification of which, if any, of the Company’s product or service in which such Open Source Software is incorporated or linked to, and (v) whether such Open Source Software component has been modified. The Company and its Subsidiaries and the operation of their businesses, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries and all use by the Company or any of its Subsidiaries of any Open Source Software, are in compliance with the terms and conditions of all licenses for the Open Source Software. None of the Software included in the Owned Intellectual Property or otherwise distributed by the Company contains any Software that is licensed under any terms or conditions that require that any Software included in the Owned Intellectual Property be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.
(h) The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than in the ordinary course of business to current and former employees, independent contractors and consultants who contributed to the development of Software for the Company and who are bound by written confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any Owned Intellectual

Property to any Person. The Software distributed by the Company is routinely scanned with industry-standard tools and to the Company’s knowledge there are no viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any such Software.
(i) The Company IT Systems operate and perform in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies. Since January 1, 2018, there has been no material security breach or unauthorized access to the Company IT Systems or any material unauthorized access, use, disclosure, modification, corruption, or encryption of any data or information, or any Personally Identifiable Information, stored therein.
Section 5.22 Data Privacy and Security.
(a) The Company and its Subsidiaries have developed, implemented and maintained a written data protection, data privacy and cybersecurity program (the “Data Protection Program”) that is in material compliance with all Privacy Requirements. The Company and its Subsidiaries have not experienced any material Security Incident. Since January 1, 2018, no Person has brought, or threatened in writing to bring, any Action against the Company or any of its Subsidiaries in relation to any actual or alleged Security Incident or violation or breach of any Privacy Requirement.
(b) Since January 1, 2018, the Company and its Subsidiaries have at all times complied in all material respects with all Privacy Requirements with respect to the Processing of Personally Identifiable Information and other data. The Company and its Subsidiaries are not and since January 1, 2018, have not been subject to a Governmental Order of, or have received a notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to train such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are under written obligations of confidentiality with respect to such Company PII.
(c) To the knowledge of the Company, there have been no unauthorized or illegal Processing, or other breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) of any Privacy Requirements by any third-party data suppliers, vendors or other partners that Process any Company PII or other Personally Identifiable Information on behalf of the Company or its Subsidiaries. No circumstances have arisen in which the Privacy Requirements would require or recommend the Company or its Subsidiaries to notify any Governmental Authority of any Security Incident.
(d) The consummation of transactions contemplated by this Agreement will not breach any Privacy Requirement.
Section 5.23 Customers and Vendors. Section 5.23 of the Company Disclosure Schedule sets forth a complete and accurate list of  (a) the fifteen (15) most significant customers of the Company, together with its Subsidiaries, as measured by revenues received by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2020 (the “Top 15 Customers”), and the amount of revenues received from such customers for such period and (b) the fifteen (15) most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2020 (the “Top 15 Vendors”), and the amount of consideration paid to such suppliers for such period. Since December 31, 2020, no Top 15 Customer or Top 15 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or oral notice from any of the Top 15 Customers or Top 15 Vendors stating the intention of such Person to do so.
Section 5.24 Certain Business Practices; Anti-Corruption.

(a) The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws.
(b) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.
(c) The Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.
(d) To the knowledge of the Company, none of the Company’s nor any of its Subsidiaries’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official or a close family member of a Government Official.
(e) No Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).
(g) The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
Section 5.25 Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to Tuatara Shareholders, and at the time of the Tuatara Extraordinary General Meeting, none of the information furnished by or on behalf of the Company in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 5.26 No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to any Tuatara Party. Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to any Tuatara Party or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the representations and warranties made by the Company to the Tuatara Parties in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company in this Article 5 and as may be provided in the Ancillary Agreements. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 6 or the Ancillary Agreements, none of the Tuatara Parties or any of their Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding any of the Tuatara Parties or the transactions contemplated hereunder or thereunder, including in respect of the Tuatara Parties, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 6 or the Ancillary Agreements. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article 6 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.26 shall limit the remedies in the event of Fraud.
ARTICLE 6
Representations and Warranties of the Tuatara Parties
Except as set forth in the corresponding section of the Tuatara Disclosure Schedule or in any publicly available SEC Document filed by Tuatara before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature), the Tuatara Parties represent and warrant to the Company as of the date hereof and as of the Closing as follows:
Section 6.01 Corporate Organization.
(a) Each of the Tuatara Parties has been duly incorporated, organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and has the corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b) A true and complete copy of the certificate of incorporation of each Tuatara Party, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, and a true and correct copy of the bylaws of each Tuatara Party, have been made available by Tuatara to the Company and each is in full force and effect and each of the Tuatara Parties is not in violation of any of the provisions thereof.
(c) Each of the Tuatara Parties is duly licensed or qualified and, where applicable, in good standing as a foreign corporation or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Tuatara Material Adverse Effect.
Section 6.02 Due Authorization.

(a) Each of the Tuatara Parties has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Tuatara Party is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which a Tuatara Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of each Tuatara Party, and no other corporate action or similar organizational action on the part of any Tuatara Party is necessary to authorize this Agreement or the Ancillary Agreements to which such Tuatara Party is (or will be) a party (other than (x) the Tuatara Shareholder Approval, the adoption of this Agreement by Tuatara in its capacity as the sole shareholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of the Tuatara Parties and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the Tuatara Parties, enforceable against each of the Tuatara Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which a Tuatara Party will be a party, when executed and delivered by such Tuatara Party, will be duly and validly executed and delivered by such Tuatara Party, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of such Tuatara Party, enforceable against such Tuatara Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The Tuatara Shareholder Approval is the only vote of any of Tuatara’s capital stock necessary in connection with the entry into this Agreement by the Tuatara Parties, and the consummation of the transactions contemplated hereby, including the Closing.
(c) At a meeting duly called and held, the governing body of each of the Tuatara Parties have unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account (excluding the Deferred Underwriting Amount and taxes payable on interest earned), as applicable, as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the Pre-Closing Tuatara Holders approval of the transactions contemplated by this Agreement (the “Tuatara Board Recommendation”).
Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any Tuatara Party will be a party by the Tuatara Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any applicable Law, or the certificate of incorporation, bylaws or other organizational documents of any Tuatara Party or any Subsidiary of any Tuatara Party, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which any Tuatara Party or any Subsidiary of any Tuatara Party is a party or by which any Tuatara Party or any Subsidiary of any Tuatara Party is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any material Contract, or (c) result in the creation of any Lien upon any of the properties or assets of any Tuatara Party or any Subsidiary of any Tuatara Party or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a Tuatara Material Adverse Effect.
Section 6.04 Litigation and Proceedings. There are no Actions (other than investigations), or, to the knowledge of Tuatara, investigations, pending before or by any Governmental Authority or, to the knowledge of Tuatara, threatened, against any Tuatara Party that would reasonably be expected to have, individually or in the aggregate, a Tuatara Material Adverse Effect or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon any Tuatara Party.
Section 6.05 Governmental Authorities; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of any Tuatara Party with respect to any Tuatara Party’s execution or delivery of this Agreement or any Ancillary Agreement to which a Tuatara Party is a party or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Tuatara Parties, taken as a whole or (c) approval for listing the Surviving Pubco Common Stock issued pursuant to this Agreement on Nasdaq.
Section 6.06 Tuatara Capitalization.
(a) The authorized capital stock of Tuatara consists of  (i) 200,000,000 Tuatara Class A Ordinary Shares, of which 20,000,000 Tuatara Class A Ordinary Shares are issued and outstanding as of the date hereof, (ii) 20,000,000 Tuatara Class B Ordinary Shares, of which 5,000,000 Tuatara Class B Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date hereof. As of the date hereof, there are issued and outstanding Tuatara Warrants in respect of 16,000,000 Tuatara Class A Ordinary Shares, which will entitle the holders thereof to purchase the Surviving Pubco’s Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Tuatara Class A Ordinary Shares and Tuatara Class B Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such equity interests).
(b) Except for the Tuatara Warrants, there are no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the Tuatara Ordinary Shares or the equity interests of Tuatara, or any other Contracts to which Tuatara is a party or by which Tuatara is bound obligating Tuatara to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, other equity interests in or debt securities of, Tuatara to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities. Other than the Tuatara Shareholder Redemption Right, there are no outstanding contractual obligations of Tuatara to repurchase, redeem or otherwise acquire any securities or equity interests of Tuatara.
(c) Merger Sub is wholly-owned by Tuatara, and Merger Sub holds no equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. Merger Sub was formed solely for purposes of this Agreement and the transactions contemplated thereby and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.
Section 6.07 Undisclosed Liabilities.
(a) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(b) There is no material liability, debt or obligation of any Tuatara Party, except for liabilities, debts and obligations (i) reflected or reserved for on Tuatara’s balance sheet for the fiscal year ended December 31, 2020 as reported on Form 10-K or disclosed in the notes thereto, (ii) that have arisen since December 31, 2020 in the ordinary course of the operation of business of Tuatara or (iii) incurred in connection with the transactions contemplated by this Agreement.
Section 6.08 Tuatara SEC Documents; Controls.
(a) Since February 4, 2021, Tuatara has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to Tuatara’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Tuatara or the SEC Documents has been received by Tuatara. Tuatara has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, the SEC.
(b) The financial statements of Tuatara included in the SEC Documents, including all notes and schedules thereto (the “Tuatara Financials”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of Tuatara, as of their respective dates, and the results of operations and cash flows of Tuatara, for the periods presented therein.
(c) Tuatara has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq). Tuatara’s disclosure controls and procedures are designed to provide reasonable assurance regarding the reliability of Tuatara’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and reasonably designed to ensure that material information relating to Tuatara is accumulated and communicated to Tuatara’s management as appropriate. Since Tuatara’s formation, there have been no significant deficiencies or material weakness in Tuatara’s internal control over financial reporting (whether or not remediated) and no change in Tuatara’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, Tuatara’s internal control over financial reporting.
Section 6.09 Listing. The issued and outstanding Tuatara Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date hereof, there is no Action pending, or to the knowledge of Tuatara, threatened against Tuatara by Nasdaq or the SEC with respect to any intention by such entity to deregister or suspend trading in any Tuatara Ordinary Shares or prohibit or terminate the listing of any Tuatara Ordinary Shares on Nasdaq.
Section 6.10 Registration Statement and Proxy Statement. At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to Tuatara Shareholders, and at the time of the Tuatara Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Tuatara makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to Tuatara by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.
Section 6.11 Brokers’ Fees. Except fees described on Section 6.11 of the Tuatara Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Tuatara or any of its Affiliates.
Section 6.12 Trust Account. As of the date of this Agreement, Tuatara has (and, assuming no holders of Tuatara Ordinary Shares exercise the Tuatara Shareholder Redemption Right, will have immediately prior to the Closing) at least $200,000,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Tuatara and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of Tuatara Ordinary Shares who shall have exercised their Tuatara Shareholder Redemption Right, (y) the Deferred Underwriting Amount and (z) any other amounts set forth on Section 6.11 of the Tuatara Disclosure Schedule) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem Tuatara Ordinary Shares pursuant to the Tuatara Shareholder Redemption Right. Tuatara has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Tuatara, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of Tuatara, threatened with respect to the Trust Account.
Section 6.13 Compliance with Laws; Permits.
(a) Each of the Tuatara Parties and each of the Tuatara Parties’ officers, directors and employees are, and since its respective date of formation have been, in compliance with all applicable Laws in all material respects, including the Controlled Substances Act and Food, Drug & Cosmetic Act, except as would not reasonable be expected to have a Tuatara Material Adverse Effect. Since each Tuatara Party’s respective date of formation, (i) none of the Tuatara Parties has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law, including the Controlled Substances Act, or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of each of the Tuatara Parties, no claims have been filed against any of the Tuatara Parties with any Governmental Authority alleging any material failure by any of the Tuatara Parties to comply with any Law or which it is subject, and (iii) none of the Tuatara Parties have made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.
Section 6.14 Absence of Certain Changes. Since its respective formation through the date of this Agreement, neither of the Tuatara Parties has (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a Tuatara Material Adverse Effect. Except as set forth in Tuatara’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2021 through the date of this Agreement, there has not been any action taken or agreed upon by Tuatara or any of its Subsidiaries that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.
Section 6.15 Employees and Employee Benefits Plans. Neither of the Tuatara Parties (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by Tuatara to any director, officer or employee of Tuatara; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by Tuatara’s officers and directors in connection with activities on Tuatara’s behalf in an aggregate amount not in excess of the amount of cash held by Tuatara outside of the Trust Account, Tuatara has no unsatisfied material liability with respect to any officer or director.

Section 6.16 Properties. Tuatara does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). Tuatara does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.
Section 6.17 Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which any of the Tuatara Parties are a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by Tuatara on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of any of the Tuatara Parties as its business is currently conducted, any acquisition of material property by the Tuatara Parties, or restricts in any material respect the ability of the Tuatara Parties from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “Tuatara Material Contract”). All Tuatara Material Contracts have been made available to the Company.
Section 6.18 Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of Tuatara Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between Tuatara, on the one hand, and any related party of Tuatara, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Tuatara Ordinary Shares or, to the knowledge of Tuatara, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to Tuatara, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of Tuatara, Sponsor, any beneficial owner of five percent (5%) or more of the Tuatara Ordinary Shares or, to the knowledge of Tuatara, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that Tuatara or uses, owns or leases (other than through any equity interest in Tuatara) or (ii) any customer, vendor or other material business relation of Tuatara or Sponsor.
Section 6.19 Taxes.
(a) Tuatara is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes, and Merger Sub is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income Tax purposes.
(b) All federal, state, local and foreign income and other material Tax Returns required to be filed by the Tuatara Parties (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.
(c) The Tuatara Parties have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Tuatara Parties, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.
(d) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Tuatara Parties.
(e) All material amounts of Taxes required to be withheld by the Tuatara Parties have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.
(f) None of the Tuatara Parties has received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for Taxes of the Tuatara Parties, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from any of the Tuatara Parties, and none of the Tuatara Parties has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g) None of the Tuatara Parties has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where such Tuatara Party has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.
(h) None of the Tuatara Parties has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. None of the Tuatara Parties has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.
(i) None of the Tuatara Parties is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.
(j) None of the Tuatara Parties has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(k) None of the Tuatara Parties has ever been a member of an Affiliated Group. None of the Tuatara Parties has liability for the Taxes of any other Person (other than a Tuatara Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).
(l) None of the Tuatara Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (1) any change in method of accounting for a taxable period ending on or prior to the Closing; (2) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (3) any installment sale or open transaction disposition made on or prior to the Closing; or (4) any prepaid amount received on or prior to the Closing outside the ordinary course of business.
(m) None of the Tuatara Parties has any liability pursuant to Section 965(h) of the Code.
(n) None of the Tuatara Parties has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o) None of the Tuatara Parties has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.
(p) None of the Tuatara Parties, after consultation with its tax advisors, is aware of the existence of any fact, or any action it has taken or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
Section 6.20 Certain Business Practices; Anti-Corruption.
(a) The Tuatara Parties, and each of their respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws.
(b) Neither the Tuatara Parties, nor any of their respective officers, directors, employees, agents, representatives or other persons acting on its behalf (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.
(c) The Tuatara Parties have maintained and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Tuatara Parties were, have been and are executed only in accordance with management’s general or specific authorization.
(d) To the knowledge of the Tuatara Parties, none of the Tuatara Parties’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official or a close family member of a Government Official.
(e) No Governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Tuatara Parties, or the Tuatara Parties’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Tuatara Parties.
(f) Neither the Tuatara Parties, nor any of their Affiliates, nor any of the Tuatara Parties’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).
(g) The operations of the Tuatara Parties are and have been conducted at all times in compliance with all applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving the Tuatara Parties with respect to the Anti-Money Laundering Laws is pending or, to the Tuatara Parties’ knowledge, threatened.
Section 6.21 PIPE Investment.
(a) Tuatara has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by Tuatara with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of Tuatara, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Tuatara. Each PIPE Subscription Agreement is a legal, valid and binding obligation of Tuatara and, to the knowledge of Tuatara, each PIPE Investor, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by Tuatara or, to the knowledge of Tuatara, each PIPE Investor, violates any Laws. There are no other agreements, side letters, or arrangements between Tuatara and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Tuatara the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, Tuatara does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to Tuatara, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Tuatara under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, Tuatara has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Tuatara the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein.

No fees, consideration or other discounts are payable or have been agreed by Tuatara or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the PIPE Subscription Agreements.
Section 6.22 Independent Investigation. Tuatara and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and Tuatara acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Tuatara acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Stockholders set forth in the Ancillary Agreements; and (b) none of the Company, its Affiliates nor their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article V (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements.
Section 6.23 No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, none of the Tuatara Parties nor any other Person acting on their respective behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby. None of the Tuatara Parties has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Tuatara Parties or otherwise, other than those representations and warranties expressly made in this Article 6 or as may be provided in the Ancillary Agreements. Notwithstanding anything contained in this Agreement to the contrary, each of the Tuatara Parties acknowledges and agrees that neither the Company nor any other Person is making any representations or warranties whatsoever, oral or written, express or implied, at law or in equity, other than those expressly given by the Company in Article 5 or as may be provided in the Ancillary Agreements. Each of the Tuatara Parties hereby expressly disclaims any representations or warranties other than those expressly given by the Company in Article 5 or as may be provided in the Ancillary Agreements. Each of the Tuatara Parties acknowledges and agrees that, except for the representations and warranties contained in Article 5 or as may be provided in the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or as may be provided in the Ancillary Agreements. The Tuatara Parties are not relying on any representations or warranties other than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.23 shall limit remedies in the event of Fraud.
ARTICLE 7
Covenants of the Company
Section 7.01 Conduct of Business. From the date of this Agreement until the Closing Date (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as consented to by Tuatara in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by Law, use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, including using reasonable best efforts to (i) preserve the business of the Company, (ii) maintain the services of its officers and key employees, (iii) make payments of accounts payable and conduct collection of accounts receivable in the Ordinary Course of Business, (iv) timely pay all material Taxes that become due and payable and (v) maintain the existing business relationships of the Company. Without limiting the generality of the foregoing, except as set forth on Section 7.01 of the Company Disclosure Schedule, as required by Law (including any COVID-19 Measures) or as consented to by Tuatara in writing, during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to:
(a) change, amend or propose to amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries (other than pursuant to this Agreement);

(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any equity interests of the Company or the equity interests of any of its Subsidiaries, any securities convertible into or exercisable or exchangeable for any such equity interests, or any rights, warrants or options to acquire, any such equity interests or any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units other than (i) grants of stock options or restricted stock units under the Company Equity Plan, in the Ordinary Course of Business, to newly hired employees and (ii) issuances of Company Common Stock upon the exercise of Company Options, in each case, that are outstanding on the date of this Agreement;
(c) make or declare any dividend or distribution (whether in the form of cash or other property) that would cause the Company to incur any Indebtedness;
(d) other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract, (ii) materially amend, extend or renew any Significant Contract or (iii) enter into any Significant Contract;
(e) except as required by the terms of the Company Benefit Plans in effect on the date hereof and as made available to the Tuatara Parties, (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider other than severance granted in the Ordinary Course of Business to Service Providers, (ii) increase the compensation or benefits provided to any current or former Service Provider (other than increases in base compensation of not more than 25% to any individual employee in the Ordinary Course of Business (and any corresponding increases to bonus compensation to the extent such bonus compensation reflected as a percentage of base compensation)), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider other than grants of stock options or restricted stock units, in the Ordinary Course of Business, to newly hired employees or as expressly contemplated by this Agreement and the transactions contemplated hereby, (iv) establish, adopt, enter into, amend, or terminate any Company Benefit Plan or Labor Contract or (v) (x) hire any employees with an annual base compensation of over $200,000 other than to (A) fill vacancies arising due to terminations of employment of employees following the date hereof or (B) fill an open position listed on Section 7.01(e) of the Company Disclosure Schedule or (y) terminate the employment of any employees other than for cause or in the Ordinary Course of Business in accordance with past practices;
(f) acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;
(g) (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $1,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company, (iii) cancel or forgive any debts or other amounts owed to the Company or any of its Subsidiaries or (iv) commit to do any of the foregoing;
(h) make any payment to a Related Party, other than (i) compensation to employees and service providers of the Company or any of its Subsidiaries in the Ordinary Course of Business in accordance with Section 7.01(e) or (ii) distributions and dividends allowed pursuant to Section 7.01(c);
(i) (i) make (other than routine or recurring income Tax elections made in the ordinary course consistent with past practice) or change any material Tax election, (ii) take any action that would reasonably be expected to impair or impede the Intended Tax Treatment, (iii) adopt or change any material Tax accounting method, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vi) file any amended material Tax Return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or (viii) settle or consent to any claim or assessment relating to any material amount of Taxes;

(j) except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Owned Intellectual Property;
(k) (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $100,000 individually or $200,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;
(l) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries that are worth more than $250,000 (individually or in the aggregate) other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;
(m) merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;
(n) make any change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law or to obtain compliance with PCAOB auditing standards;
(o) permit any insurance policies listed in Section 5.16 of the Company Disclosure Schedule to be canceled or terminated without using commercially reasonable efforts to prevent such cancellation or termination, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;
(p) change, in any material respect, (i) the cash management practices of the Company and its Subsidiaries or (ii) the policies, practices and procedures of the Company and its Subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;
(q) make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures, in either case that individually exceed $100,000 or in the aggregate exceed $200,000;
(r) materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or
(s) enter into any agreement to do any action prohibited under this Section 7.01.
Nothing contained in this Section 7.01 shall give to Tuatara, the Tuatara Parties or their controlling Persons, Affiliates and any of their directors, officers, employees or agents directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of Tuatara and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
Section 7.02 Inspection. The Company shall, and shall cause its Subsidiaries to, afford to Tuatara and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours and upon reasonable prior written notice, to all of their respective properties, books and records (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Tuatara Parties and, provided, further, that any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Tuatara Parties during normal business hours under the supervision of appropriate personnel of the Company or Tuatara.
Section 7.03 Termination of Certain Agreements. The Company shall take all actions necessary to cause the Affiliate Transactions, other than those set forth on Section 7.03 of the Company Disclosure Schedule to be terminated without any further force and effect, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing. Prior to the Closing, the Company shall deliver to Tuatara written evidence reasonably satisfactory to Tuatara of such termination.
Section 7.04 Trust Account Waiver. The Company acknowledges that Tuatara is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 4, 2021 (the “Prospectus”), substantially all of Tuatara’s assets consist of the cash proceeds of Tuatara’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Tuatara, certain of its public shareholders and the underwriters of Tuatara’s initial public offering. The Company acknowledges that it has been advised by Tuatara that, except with respect to interest earned on the funds held in the Trust Account that may be released to Tuatara to pay its income and franchise Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Tuatara completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if Tuatara fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement and the Tuatara Governing Document, to Tuatara to permit Tuatara to pay the costs and expenses of its dissolution, and then to Tuatara’s public shareholders. For and in consideration of Tuatara entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Tuatara or any other Person; provided, however, that nothing in this Section 7.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for Damages against Tuatara, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of Tuatara Ordinary Shares in accordance with the Tuatara Governing Document and the Trust Agreement).
Section 7.05 Company Stockholder Approval; Information Statement.
(a) The Company shall take all actions necessary or advisable to obtain the Company Stockholder Approval as promptly as practicable, and in any event within two Business Days, following the date that Tuatara receives, and notifies the Company of Tuatara’s receipt of, SEC approval and effectiveness of the Registration Statement or Proxy Statement. Promptly following receipt of the Company Stockholder Approval, the Company shall deliver a copy of the applicable written consents to Tuatara.
(b) If any Holder does not sign the Company Stockholder Approval within fifteen Business Days following the time at which the Registration Statement is declared effective under the Securities Act, the Company shall promptly prepare and deliver an information statement (the “Information Statement”) to Holders who have not executed such Company Stockholder Approval for purposes of informing them of the transactions contemplated hereby, receipt of the Company Stockholder Approval and such other information as may be required to be included therein by Applicable Law, including any historical financial statements and other financial information reasonably requested to be included therein by Tuatara. The Company will provide a draft of such Information Statement and any amendment or supplement thereto to Tuatara and its counsel no later than three Business Days prior to delivery thereof to the Holders, and shall take into account in good faith any reasonable comments made by Tuatara and its counsel thereon; provided that Tuatara shall in no way be responsible for any of the content of the Information Statement.
Section 7.06 [Intentionally Omitted].
Section 7.07 Pre-Closing Actions. On or prior to the Closing, the Company shall take the actions set forth on Section 7.07 of the Company Disclosure Schedule.

Section 7.08 Section 280G Matters.
(a) To the extent that (x) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) and (y) such payment or benefit could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, the Company shall, prior to the Closing: (i) use its reasonable best efforts to obtain a binding written waiver by such Disqualified Individual (each, an “Parachute Waiver”) of any portion of such parachute payment as exceeds 2.99 times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code (collectively, the “Excess Payments”) to the extent such Excess Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code (the “280G Approval Requirements”); (ii) seek stockholder approval in a manner intended to satisfy the 280G Approval Requirements in respect of the Excess Payments payable to all such Disqualified Individuals; and (iii) provide all disclosure to all Persons entitled to vote under Section 280G(b)(5)(B)(ii) of the Code and hold a vote of stockholders in the manner intended to satisfy the 280G Approval Requirements.
(b) The Company shall provide the Parachute Waivers, disclosure to all Persons entitled to vote under Section 280G(b)(5)(B)(ii) of the Code and any other resolutions, notices or other documents issued, distributed, adopted or executed in connection with the implementation of this Section 7.07 to Tuatara for its prior review and comment, and the Company shall consider in good faith any reasonable comments made by Tuatara.
(c) To the extent any Excess Payments with respect to which any Parachute Waiver is obtained are not approved as contemplated above, such Excess Payments shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Tuatara written evidence of satisfaction of the 280G Approval Requirements or written notice of the non-satisfaction thereof.
ARTICLE 8
Covenants of Tuatara
Section 8.01 Conduct of Business. During the Interim Period, except as set forth on Section 8.01 of the Tuatara Disclosure Schedule, as contemplated by this Agreement, as required by Law or as consented to by the Company in writing, Tuatara shall not, and Tuatara shall cause the other Tuatara Parties not to:
(a) change, amend or propose to amend (i) the Tuatara Governing Document or the certificate of incorporation, bylaws, memorandum and articles of association or other organizational documents of any Tuatara Party or (ii) the Trust Agreement or any other agreement related to the Trust Agreement;
(b) adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of capital stock of any Tuatara Party, other than (i) in connection with the exercise of any Tuatara Warrants outstanding on the date hereof, (ii) any redemption made in connection with the Tuatara Shareholder Redemption Right, (iii) in connection with any private placement of securities conducted by Tuatara after the date hereof, or (iv) as otherwise required by the Tuatara Governing Document in order to consummate the transactions contemplated hereby;
(c) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Tuatara (other than the Merger);
(d) enter into any agreement to do any action prohibited under this Section 8.01;
(e) (i) make or change any material Tax election (other than routine or recurring income Tax elections made in the ordinary course consistent with past practice), (ii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (iii) adopt or change any material Tax accounting method, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vi) file any amended material Tax Return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or (viii) settle or consent to any claim or assessment relating to Taxes;

(f) incur any Indebtedness for borrowed money;
(g) cause Merger Sub to engage in business activities or conduct operations, incur any liability or other obligation, or cause Merger Sub to directly or indirectly issue any equity securities (other than to Tuatara);
(h) acquire or make an investment in any business pursuant to a definitive agreement (provided this restriction shall not restrict the entering into of any non-binding letters of intent or similar agreements); or
(i) other than as contemplated under this Agreement, enter into or terminate (other than expiration in accordance with its terms) any Contract with Sponsor, any Affiliate of Sponsor or other Affiliate of the Tuatara, or modify or amend or renew (other than renewal in accordance with its terms and in the Ordinary Course), or waive any material right or remedy under, any material Contract with Sponsor, any Affiliate of Sponsor or other Affiliate of the Tuatara.
Section 8.02 Nasdaq Listing. From the date hereof through the Closing, Tuatara shall ensure that Tuatara remains listed as a public company, and that Tuatara Ordinary Shares remain listed, on Nasdaq. As of the Closing and continuing through the period that is 60 months following the Closing, Tuatara shall use reasonable best efforts to ensure that the Surviving Pubco is listed as a public company, and that shares of Surviving Pubco Common Stock are listed on Nasdaq.
Section 8.03 PIPE Subscription Agreements. Unless otherwise approved in writing by the Company, Tuatara shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner other than to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the applicable PIPE Investors pursuant to the PIPE Subscription Agreements. Tuatara shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Tuatara the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
Section 8.04 Section 16 of the Exchange Act. Prior to the Closing, the Tuatara board of directors, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of the Surviving Pubco Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Tuatara for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.
Section 8.05 Issuance of Surviving Pubco Common Stock to Non-Redeeming Share Holders. Immediately prior to the Effective Time and following the Sponsor Forfeiture, Tuatara shall issue to each holder of Non-Redeeming Shares the Non-Redemption Incentive Shares in respect of such Non-Redeeming Shares.
ARTICLE 9
Joint Covenants
Section 9.01 Efforts to Consummate.
(a) Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (z) obtaining approval for listing the Surviving Pubco Common Stock issued pursuant to this Agreement on Nasdaq). All the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, and any fees associated with obtaining approval for listing the Surviving Pubco Common Stock issued pursuant to this Agreement on Nasdaq, shall be paid 50% by the Company and 50% by Tuatara. Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (and in any event, with respect to filings required under the HSR Act, within ten (10) Business Days). The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.
(b) Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Law and (B) obtaining approval for listing the Surviving Pubco Common Stock issued pursuant to this Agreement on Nasdaq.
(c) Each Party shall, in connection with the Agreement and the transactions contemplated hereby, to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other parties hereto of) any material substantive communications from or with any Governmental Authority or Nasdaq, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority or Nasdaq, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or Nasdaq unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or Nasdaq, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or Nasdaq and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or Nasdaq; provided, that materials required to be provided pursuant to this Section may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.
Section 9.02 Indemnification and Insurance.
(a) Each of the Tuatara Parties agree that all rights held by each present and former director and officer of the Company and any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, provided in the respective certificate of incorporation, bylaws or other organizational documents of the Company or such Subsidiary in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect. Without limiting the foregoing, the Surviving Pubco shall cause the Company and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b) The Company shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6) year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Pubco and the Surviving Corporation. In the event that the Surviving Pubco or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Pubco or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 9.02.
(d) The Surviving Pubco shall maintain customary D&O insurance on behalf of any Person who is or was a director or officer of the Surviving Pubco (at any time, including prior to the date hereof) against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Surviving Pubco would have the power to indemnify such Person against such liability under the provisions of the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws or Section 145 of the DGCL or any other provision of Law.
Section 9.03 Tax Matters.
(a) For U.S. federal income tax purposes, the Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code (collectively, the “Intended Tax Treatment”). The parties to this Agreement hereby: (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) adopt this Agreement insofar as it relates to the Domestication as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (c) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (d) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Each of the parties hereto acknowledges and agrees that each such party and each of the stockholders of the Company (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.
(b) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event that in connection with the preparation and filing of the Registration Statement / Proxy Statement the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to Benesch Friedlander Coplan & Aronoff LLP and/or Davis Polk & Wardwell LLP, as relevant, in form and substance reasonably satisfactory to such advisor dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such advisor in connection with the preparation and filing of the Registration Statement / Proxy Statement.
(c) Surviving Pubco will use commercially reasonable efforts to provide the Pre-Closing Tuatara Holders information that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Tuatara for each year that Tuatara is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).
(d) All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Pubco and paid when due. The Surviving Pubco shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by applicable Law, the Holders will join in the execution of any such Tax Return or documentation.
(e) On the Closing Date, the Company shall deliver a duly executed certificate, dated not more than 30 days prior to the Closing Date, satisfying the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) and stating that the equity interests in the Company are not “United States real property interests,” and (II) a notice to the Internal Revenue Service in accordance with Treasury Regulations Section

1.897-2(h); provided that, notwithstanding anything to the contrary, in the event the Company fails to deliver such certificate, the transaction shall nonetheless be able to close and Tuatara, the Surviving Pubco, the Surviving Corporation or the Exchange Agent (as applicable) shall be entitled to make a proper withholding of Tax to the extent required by applicable Law.
(f) Prior to the Closing, each Holder shall have delivered to Tuatara a properly signed IRS Form W-9 or applicable IRS Form W-8.
Section 9.04 Proxy Statement; Registration Statement.
(a) As promptly as reasonably practicable after the date of this Agreement, Tuatara and the Company shall prepare, and Tuatara shall file with the SEC, (i) a preliminary proxy statement in connection with the Merger to be filed as part of the Registration Statement and sent to the Pre-Closing Tuatara Holders relating to the Tuatara Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Tuatara and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement. Tuatara shall use its commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.
(b) Tuatara shall as promptly as practicable notify the Company of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information. Tuatara shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Tuatara shall use commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Merger, and the Company shall promptly furnish all information concerning the Company as may be reasonably requested in connection with any such action. Each of Tuatara and the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Tuatara and the Company or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Merger (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”). Tuatara will advise the Company, promptly after Tuatara receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Tuatara Ordinary Shares or the Surviving Pubco Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information.
(c) Without limiting the generality of Section 9.04(b), the Company shall promptly furnish to Tuatara for inclusion in the Proxy Statement and the Registration Statement, (i) with respect to the Audited Financial Statements, auditor’s reports and consents to use such financial statements and reports and (ii) unaudited financial statements of the Company and its Subsidiaries as of and for the nine months ended September 30, 2021 and September 30, 2020 prepared in accordance with GAAP and Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105; provided that, if the Registration Statement has not become effective under the Securities Act by February 14, 2022, in addition to the Audited Financial Statements, the Company shall also promptly furnish to Tuatara for inclusion in the Proxy

Statement and the Registration Statement the audited consolidated balance sheets and statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2021, together with the auditor’s report for such financial statements.
(d) Each of Tuatara and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either Proxy Statement will, as of the date it is first mailed to the Pre-Closing Tuatara Holders, or at the time of the Tuatara Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
(e) If, at any time prior to the Effective Time, any information relating to Tuatara, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Holders is discovered by either Tuatara or the Company and is required to be set forth in an amendment or supplement to either Proxy Statement or the Registration Statement, so that such Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.04, be promptly filed by Tuatara with the SEC and, to the extent required by Law, disseminated to the Pre-Closing Tuatara Holders.
Section 9.05 Tuatara Shareholder Approval.
(a) Tuatara shall take, in accordance with applicable Law, Nasdaq rules, and the Tuatara Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of Tuatara Ordinary Shares (including any permitted adjournment or postponement, the “Tuatara Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the Tuatara Shareholders with the opportunity to effect a Tuatara Share Redemption in connection therewith as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act. Tuatara shall, through the Tuatara board of directors, recommend to the Tuatara Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the Domestication, (iii) in connection with the Domestication, the amendment of the Tuatara Governing Document and approval of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws, (iv) the issuance of Surviving Pubco Common Stock in connection with the Merger and the PIPE Financing, (v) the adoption of the Incentive Equity Plan, (vi) the election of the directors constituting the Surviving Pubco Board, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by Tuatara and the Company to be necessary or appropriate in connection with the Merger and (ix) adjournment of the Tuatara Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix), together, the “Transaction Proposals”).
(b) Notwithstanding anything to the contrary contained in this Agreement, once the Tuatara Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, Tuatara will not postpone or adjourn the Tuatara Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event Tuatara shall postpone the meeting up to three (3) times for up to ten (10) Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Tuatara has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Tuatara Ordinary Shares prior to the Tuatara Extraordinary General Meeting, or (iii) a one-time postponement of up to ten (10) Business Days to solicit additional proxies from holders of Tuatara Ordinary Shares to the extent Tuatara has determined that such postponement is reasonably necessary to obtain the approval of the Transaction Proposals.

Section 9.06 Surviving Pubco Board of Directors; Observer. The Parties shall take all necessary action to cause the Board of Directors of the Surviving Pubco (the “Surviving Pubco Board”) as of immediately following the Closing to consist of seven directors, of whom (i) one individual shall be designated by the Sponsor, (ii) three individuals shall be designated by the Company and (iii) three individuals shall be independent directors acceptable to the Sponsor and the Company no later than fourteen (14) days prior to the effectiveness of the Registration Statement. The Sponsor shall be entitled to appoint one non-voting observer to the Surviving Pubco Board (which non-voting observer need not be a member of the Surviving Pubco Board). The Parties shall take all necessary action to cause the Surviving Pubco Board to comply with the listing standards of Nasdaq.
Section 9.07 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Tuatara shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Tuatara Governing Document, (a) at the Closing, (i) Tuatara shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for Tuatara Share Redemptions and (B) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 9.08 Form 8-K Filings. Tuatara and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement (the “Signing Press Release”). Tuatara and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), Tuatara shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date (the “Announcement 8-K”). Prior to Closing, Tuatara and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, Tuatara shall issue the Closing Press Release. Tuatara and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, Tuatara shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, the Surviving Pubco shall file the Completion 8-K with the SEC.
Section 9.09 Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, Tuatara shall approve, and subject to approval of the Tuatara Shareholders, adopt, an incentive equity plan that provides for grant of awards to employees and other service providers of the Surviving Pubco and its Subsidiaries in the form set forth as Annex G (the “Incentive Equity Plan”).
Section 9.10 No Shop. During the Interim Period, none of Tuatara or Merger Sub, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they authorize or permit their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of Tuatara, fail to include the Tuatara Board Recommendation in (or remove from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement and/or any of the transactions contemplated hereby, or, in the case of Tuatara, the Tuatara Board Recommendation, unless, in the case of clauses (b) and (c), following an Intervening Event, the Board of Directors of Tuatara concludes, in good faith and after consultation with outside legal advisors and capital markets advisors, that a failure to change the Tuatara Board Recommendation would breach its fiduciary duties (such determination with respect to clauses (b) and (c), a “Tuatara Change in Board Recommendation”); provided that, the Board of Directors of Tuatara (i) shall provide five (5) Business Days’ prior written notice of its intent to change its recommendation, (ii) if requested by the Company, shall negotiate in good faith regarding any adjustments to terms and conditions of this Agreement proposed by the Company as would enable Tuatara to proceed with its Tuatara Board Recommendation and not make such Tuatara Change in Board Recommendation and (iii) shall only make a Tuatara Change in Board Recommendation after taking into consideration such adjustments proposed by the Company prior to the end of the five (5)-Business

Day period. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, each of the Tuatara Parties and the Company shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, with respect to the Company, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than the transactions contemplated hereby and sales of inventory in the Ordinary Course of Business) involving the sale, lease, exchange or other disposition of properties or assets or equity interests of the Company and with respect to Tuatara, any transaction (other than the transactions contemplated hereby) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Tuatara (or any Affiliate or Subsidiary of Tuatara) and any party other than the Company or the Company Stockholders.
Section 9.11 Notification of Certain Matters. Each Party shall give prompt notice to the other Party, upon obtaining knowledge of  (a) any Action or investigation that would have been required to be disclosed under Section 5.09 if the Company had knowledge of it as of the date hereof or if the Tuatara Parties had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (d) any regulatory notice, report or results of inspection from a Governmental Authority in respect of the transactions contemplated by this Agreement; and (e) any information or knowledge obtained by the Company that could reasonably be expected to materially affect the Company’s current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.
ARTICLE 10
Conditions to Obligations
Section 10.01 Conditions to Obligations of the Tuatara Parties and the Company. The obligations of the Tuatara Parties and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by applicable Law) in writing by all of such parties:
(a) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(b) Nasdaq Listing Requirements. The shares of Surviving Pubco Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).
(c) Applicable Law. There shall not be in force any applicable Law or Governmental Order enjoining, prohibiting, making illegal, or preventing the consummation of the Merger.
(d) Tuatara Shareholder Approval. The Tuatara Shareholder Approval shall have been obtained.
(e) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(f) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.
(g) Net Tangible Assets. Tuatara shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Tuatara Share Redemption and the transactions contemplated thereby.
(h) Domestication. The Domestication shall have been consummated.

(i) Financial Statements. The Company shall have delivered to Tuatara the financial statements required to be included in the Completion 8-K.
Section 10.02 Conditions to Obligations of the Tuatara Parties. The obligations of the Tuatara Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Tuatara Parties:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01 (Corporate Organization of the Company (Due Incorporation)), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.06 (Capitalization), Section 5.15 (Brokers Fees), and Section 5.19(a) (Absence of Changes (No Material Adverse Effect)), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) The representations and warranties of the Company contained in Section 5.19(a) (Absence of Changes (No Material Adverse Effect)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.
(iii) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company (Due Incorporation)), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.06 (Capitalization), and Section 5.15 (Brokers’ Fees) (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).
(b) Covenants. Each of the covenants, obligations and agreements of the Company hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) No Material Adverse Effect. From the date of this Agreement there shall not have occurred a Material Adverse Effect.
(d) Closing Deliverables. Tuatara shall have received the deliverables set forth in Section 4.08(a).
Section 10.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Tuatara Parties in this Agreement (without giving effect to any materiality or “Tuatara Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (Tuatara Capitalization), Section 6.11 (Brokers Fees), and Section 6.14(b) (Absence of Changes (No Tuatara Material Adverse Effect)), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Tuatara Material Adverse Effect.
(ii) The representations and warranties of the Tuatara Parties contained in Section 6.14(b) (Absence of Changes (No Tuatara Material Adverse Effect)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.

(iii) Each of the representations and warranties of the Tuatara Parties contained in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.06 (Tuatara Capitalization), and Section 6.11 (Brokers Fees) (without giving effect to any materiality or “Tuatara Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such earlier date).
(b) Covenants. Each of the covenants, obligations and agreements of the Tuatara Parties hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) No Tuatara Material Adverse Effect. From the date of this Agreement there shall not have occurred a Tuatara Material Adverse Effect.
(d) Closing Deliverables. The Company shall have received the deliverables set forth in Section 4.08(b).
Section 10.04 Satisfaction of Conditions. All conditions to the obligations of the Company and the Tuatara Parties to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.
ARTICLE 11
Termination/Effectiveness
Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:
(a) by written consent of the Company and Tuatara;
(b) by written notice to the Company from Tuatara, if:
(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Tuatara provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Tuatara of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;
(ii) the Closing has not occurred on or before July 8, 2022 (the “Termination Date”);
(iii) the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or
(iv) Nasdaq rejects the listing of the Surviving Pubco Common Stock to be issued pursuant to this Agreement, and such rejection is final and non-appealable;
provided, that the right to terminate this Agreement under subsection (ii) of this Section 11.01(b) shall not be available if any of the Tuatara Parties is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 10.03(a) or Section 10.03b) to be satisfied as of the Termination Date;
(c) by written notice to Tuatara from the Company, if:
(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Tuatara Parties set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Tuatara Breach”), except that, if any such Terminating Tuatara Breach is curable by Tuatara, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Tuatara provides written notice of such violation or breach and the Termination Date) after receipt by Tuatara of notice from the Company of such breach, but only as long as Tuatara continues to exercise such reasonable best efforts to cure such Terminating Tuatara Breach (the

“Tuatara Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Tuatara Breach is not cured within the Tuatara Cure Period;
(ii) the Closing has not occurred on or before the Termination Date;
(iii) the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order; or
(iv) Nasdaq rejects the listing of the Surviving Pubco Common Stock to be issued pursuant to this Agreement, and such rejection is final and non-appealable;
provided, that the right to terminate this Agreement under subsection (ii) of this Section 11.01(c) shall not be available if the Company is in breach of this Agreement and such breach is the primary cause of the failure of the conditions set forth in Section 10.02(a) or Section 10.02b) to be satisfied as of the Termination Date;
(d) by written notice from either the Company or Tuatara to the other party if  the Tuatara Shareholder Approval is not obtained upon a vote duly taken thereon at the Tuatara Extraordinary General Meeting (subject to any permitted adjournment or postponement of the Tuatara Extraordinary General Meeting).
Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the any of the Parties for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 7.04, 11.02, 12.05, 12.06, 12.07, 12.08, 12.12, and 12.14 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.
ARTICLE 12
Miscellaneous
Section 12.01 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed, (ii) any covenants and agreements in the Surviving Provisions and (iii) any claim based upon Fraud.
Section 12.02 Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.
Section 12.03 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:
(i)	If to any Tuatara Party, to:

Tuatara Capital Acquisition Corporation
655 Third Avenue, 8th Floor
New York, NY 10017
	Attention:	Albert Foreman
Sergey Sherman
	Email:	foreman@tuataracap.com
Sergey.sherman@tuataracap.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
	Attention:	Derek Dostal
Leonard Kreynin
	Email:	derek.dostal@davispolk.com
leonard.kreynin@davispolk.com

(ii)	If to the Company, to:

SpringBig, Inc.
621 NW 53rd Street, Ste. 250,
Boca Raton, Florida 33487
	Attention:	Paul Sykes
	Email:	psykes@springbig.com

with copies (which shall not constitute notice) to:

Benesch Friedlander Coplan & Aronoff LLP
71 South Wacker Drive, Suite 1600
Chicago, IL 60606
	Attention:	William E. Doran
Sarah Hesse
	Email:	wdoran@beneschlaw.com
shesse@beneschlaw.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 12.03.
Section 12.04 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that each Tuatara Party may assign this Agreement and its rights hereunder without the prior written consent of the Company to any Affiliate of such Tuatara Party; provided, further, that no such assignment shall relieve such Tuatara Party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.05 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) from and after the Effective Time, the Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article 3, Article 4, and this Section 12.05 and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 12.05 and Section 12.14. Without limiting the foregoing, nothing in this Agreement shall confer upon any Person (including, without limitation, any Company Optionholder or any holder of a Converted Option) any right to be a Continuing Service Provider or to otherwise continue in service with Surviving Pubco or any of its Affiliates in any capacity, nor limit the right of the Company or any of its Affiliates to terminate the employment or other service of any such Person for any reason and without notice.

Section 12.06 Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that, notwithstanding anything to the contrary, if the transactions herein contemplated are consummated, Surviving Pubco shall pay or cause to be paid all costs and expenses (including fees and expenses of counsel, auditors and financial and other advisors) incurred by the Company, its Subsidiaries and the Tuatara Parties in connection with this Agreement and the transactions herein contemplated and Tuatara in connection with its initial public offering and Tuatara or Merger Sub’s pre-Closing operations.
Section 12.07 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.
Section 12.09 Entire Agreement. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto.
Section 12.11 Publicity. Except (a) communications consistent with the final form of joint press release announcing the transactions contemplated by this Agreement and the investor presentation given to investors in connection with the announcement of the transactions contemplated by this Agreement or (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Tuatara Parties, on the one hand, and the Company, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other.
Section 12.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 12.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.14 Enforcement.
(a) The Parties agree that irreparable damage for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement.
(b) Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.14(b) shall not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that nothing contained in this Section 12.14 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.14 before exercising any termination right under Section 11.01 or pursuing Damages.
Section 12.15 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Tuatara under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 12.15, nothing in this Section 12.15 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of Fraud.
Section 12.16 Legal Representation.
(a) Tuatara hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries), and each of their respective successors and assigns (all such parties, the “Tuatara Waiving Parties”), that Benesch Friedlander Coplan & Aronoff LLP may represent the Surviving Corporation and its Subsidiaries or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company and its Subsidiaries or other Tuatara Waiving Parties, and each of Tuatara and the Company on behalf of itself and the Tuatara Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Tuatara and the Company acknowledge that the foregoing provision applies whether or not Benesch Friedlander Coplan & Aronoff LLP provides legal services to the Surviving Corporation or any of its Subsidiaries after the Closing Date.
(b) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Davis Polk & Wardwell LLP may represent Tuatara or any of its respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Surviving Corporation and its Subsidiaries), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Tuatara or other Company Waiving Parties, and each of Tuatara and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Davis Polk & Wardwell LLP provides legal services to Tuatara after the Closing Date.
[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.
TUATARA CAPITAL ACQUISITION CORPORATION

By:	/s/ Albert Foreman
Name: Albert Foreman
Title: Chief Executive Officer
HIGHJUMP MERGER SUB, INC.

By:	/s/ Albert Foreman
Name: Albert Foreman
Title: Chief Executive Officer
SPRINGBIG, INC.

By:	/s/ Jeff Harris
Name: Jeff Harris
Title: CEO